UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Patterson-UTI Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 11, 2010

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Monday, April 26, 2010, at 3:00 p.m., local time, at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report primarily over the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and conserving natural resources. We encourage you to vote via the Internet and follow the links to our proxy statement and annual report, which are both available at www.proxyvote.com.

For those stockholders who have elected to receive their proxy materials in the mail, please review our proxy statement and annual report and vote via the Internet, by telephone or using your proxy card.

Your vote is important to us. Please review your proxy materials carefully and send in your vote today.

Thank you for your support.

Sincerely,

Mark S. Siegel	Douglas J. Wall
Chairman of the Board	President and Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS To Be Held April 26, 2010
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS To Be Held April 26, 2010
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
SHARES OUTSTANDING AND VOTING RIGHTS
PROPOSAL NO. 1
PROPOSAL NO. 2
PROPOSAL NO. 3
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
Option Exercises and Stock Vested
CHANGE IN CONTROL ARRANGEMENTS; EMPLOYMENT CONTRACTS; INDEMNIFICATION AGREEMENTS; CERTAIN PAYMENTS
CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT
OTHER MATTERS
Appendix A

PATTERSON-UTI ENERGY, INC.
450 Gears Road, Suite 500
Houston, Texas 77067

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 26, 2010

The 2010 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Monday, April 26, 2010, at 3:00 p.m., local time, at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060 (the “Meeting”), for the following purposes:

•	to elect seven directors to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

•	approve an amendment to Patterson-UTI’s 2005 Long-Term Incentive Plan to increase the number of shares available for issuance under the plan;

•	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2010; and

•	transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 1, 2010 are entitled to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares via the Internet, by telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

Seth D. Wexler
General Counsel and Secretary

March 11, 2010

PATTERSON-UTI ENERGY, INC.
450 Gears Road, Suite 500
Houston, Texas 77067

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 26, 2010

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), has made these proxy materials available to you on the Internet, or, upon your request has delivered printed versions of these materials to you by mail. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2010 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Monday, April 26, 2010, at 3:00 p.m., local time, at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, or at any adjournment thereof. The Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about March 12, 2010.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will help conserve natural resources. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote by Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person, in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•	“FOR” the election of all of the nominees to the Board of Directors;

•	“FOR” the approval of the amendment to Patterson-UTI’s 2005 Long-Term Incentive Plan to increase the number of shares authorized for issuance under the plan;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2010; and

•	“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

•	submitting a new proxy with a later date, including a proxy submitted by the Internet or by telephone, in time to be counted for the meeting;

•	notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or

•	attending the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may solicit proxies by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI does not intend to retain a proxy solicitation firm to assist in the solicitation of proxies of stockholders, but may do so if circumstances warrant. Patterson-UTI will pay all costs associated with this solicitation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record of Patterson-UTI’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on March 1, 2010 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on March 1, 2010, there were 153,574,336 shares of Common Stock issued and outstanding. Holders of record of Common Stock on March 1, 2010 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available during regular business hours at the offices of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067, from April 9, 2010 through April 23, 2010 and at the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on March 1, 2010 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

“Broker non-votes” will be considered present at the Meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of an independent registered public accounting firm is generally considered a routine matter, whereas the election of directors and action with respect to incentive plans are not considered routine matters. For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Patterson-UTI’s bylaws provide that the number of members of the Board of Directors shall be fixed either by amendment to the bylaws or by resolution of the Board of Directors. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Patterson-UTI’s bylaws provide that the affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of directors. Shares as to which a stockholder withholds authority to vote on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote on the election of directors will not be counted as voting thereon and will not affect the election of the nominees receiving a plurality of the votes cast.

The enclosed form of proxy provides a means for you to either:

•	vote “FOR” the election of the nominees to the Board of Directors listed below,

•	withhold authority to vote for one or more of the nominees, or

•	withhold authority to vote for all of the nominees.

The Board of Directors recommends that you vote “FOR” all of the nominees.  Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected. Abstentions will have no effect with respect to the election of directors. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast with respect to the election of directors. This will have the effect of reducing the absolute number of votes cast for the election of directors.

There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will as a condition to his or her appointment or election as a director or nomination as a director agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors acceptance of such resignation.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the members of Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member that were identified by the Nominating and Corporate Governance Committee when concluding such member should be nominated to serve on the Board of Directors. Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors.

Name	Age	Position

Mark S. Siegel	59	Chairman of the Board and Director
Kenneth N. Berns	50	Senior Vice President and Director
Charles O. Buckner	65	Director
Curtis W. Huff	52	Director
Terry H. Hunt	61	Director
Kenneth R. Peak	64	Director
Cloyce A. Talbott	74	Director

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

In particular, with regard to Mr. Buckner, the Board of Directors considered his past and current service as a director of oil and gas companies, as well as his experience, expertise and background with regard to accounting matters, which includes his role as the former chairman of Ernst & Young LLP’s United States energy practice.

With regard to Mr. Huff, the Board of Directors considered his background as an executive of publicly traded oilfield services companies and as an owner and manager of a private equity firm and investment firm focused on the oilfield service industry. The Board noted his knowledge and experience in a broad range of oilfield products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

With regard to Mr. Hunt, the Board of Directors considered that his over twenty-five years of experience covering most phases of the upstream oil and natural gas industry in the United States and Canada, including the evaluation of exploration and development programs, oil and natural gas production and pipeline operations, and project development and major production facility construction provides Patterson-UTI with an invaluable perspective of the oil and natural gas industry and its customers. In addition, Mr. Hunt’s many years of senior executive experience leading natural gas distribution, storage and marketing companies provides insight into the management of multi-faceted businesses and the markets for natural gas in North America.

With regard to Mr. Peak, the Board of Directors considered his nearly forty years in the energy industry, including in a financial capacity, as well as his current role as the chairman and chief executive officer of a publicly traded oil and gas exploration and production company. This experience and background provides Patterson-UTI with an important perspective into its customers, current industry conditions and expectations of where the oil and natural gas market is headed.

With regard to Mr. Talbott, the Board of Directors considered his more than fifty years of experience in the oil and gas industry, more than thirty of which has been with Patterson-UTI, which provides unique and valuable knowledge of the U.S. land drilling industry and a historical perspective of the cyclical nature of the oil and natural gas industry.

With regard to Mr. Berns, the Board of Directors considered his more than twenty-five years of financial, mergers and acquisitions and transactional experience, including fifteen years in the oil and gas industry. This experience and background, provides perspective on the cyclical nature of the oil and gas industry and allows Mr. Berns to provide valuable direction with respect to Patterson-UTI’s financial affairs, corporate transactions and strategic decisions.

With regard to Mr. Siegel, the Board of Directors considered his broad business and legal experience, as well as his expertise with respect to Patterson-UTI’s business. In addition, the Board considered Mr. Siegel’s demonstrated leadership over the past 15 years of both Patterson-UTI and one of its predecessor companies, UTI Energy, Inc. In addition, the Board considered Mr. Siegel’s prior leadership experience in other public companies in the oil services industry, and in numerous other businesses and industries. Mr. Siegel also brings substantial experience and expertise in mergers and acquisitions, capital structure transactions, strategic planning, and board and business management. Mr. Siegel’s broad and deep experience and expertise allows him to provide Patterson-UTI with valuable leadership in all areas of its business endeavors.

Mark S. Siegel — Mr. Siegel has served as Chairman of the Board and as a director of Patterson-UTI since May 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI Energy Corp. (“UTI”) from 1995 to May 2001, when UTI merged with and into Patterson-UTI. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated (“REMY Investors”) since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc., a private investment company, and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel holds a Bachelor of Arts degree from Colgate University and a J.D. from the University of California, Berkeley (Boalt Hall) School of Law.

Kenneth N. Berns — Mr. Berns has served as Senior Vice President of Patterson-UTI since April 2003 and as a director of Patterson-UTI since May 2001. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelors Degree in Business Administration from San Diego State University and a Masters Degree in Taxation from Golden Gate University.

Charles O. Buckner — Mr. Buckner has served as a director of Patterson-UTI since February 2007. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. He presently serves as a director of Gateway Energy Corporation, a public company in the oil and gas pipeline business, and Energy Partners, Ltd., a publicly held company with oil and natural gas exploration and production on the continental shelf in the Gulf of Mexico. Mr. Buckner served as a director of Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry from 2003 to 2007, and Whittier Energy Corporation, a publicly held company with domestic onshore oil and natural gas exploration and production from 2003 to 2007. Mr. Buckner is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston.

Curtis W. Huff — Mr. Huff has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1997 to May 2001. Mr. Huff is the co-founder and Managing Partner of Intervale Capital, an oilfield service private equity firm that Mr. Huff created in 2006. Mr. Huff is also the President and Chief Executive Officer of Freebird Investments LLC, a private family office investment company that was created in October 2002. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services company. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Fulbright & Jaworski L.L.P. where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and Juris Doctorate from the University of New Mexico, where he graduated as a member of the order of the coif and cum laude, and a Masters of Law from New York University School of Law.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant and investor. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a Pennsylvania-based natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President of Carnegie Natural Gas and Apollo Gas Company, both Appalachian natural gas distribution companies. He also previously served in senior management positions in natural gas project and venture development, oil and natural gas exploration and development evaluation and operations and major production facilities construction with Texas Oil & Gas Corp. and Atlantic Richfield. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

Kenneth R. Peak — Mr. Peak has served as a director of Patterson-UTI since November 2000. Mr. Peak has served as Chairman and Chief Executive Officer of Contango Oil & Gas Company since September 1999. Mr. Peak entered the energy industry in 1972 as a commercial banker and has held a variety of financial and executive positions in the oil and gas industry prior to starting Contango in 1999. Mr. Peak served as an officer in the U.S. Navy from 1968 to 1971. Mr. Peak received a Bachelor of Science in Physics from Ohio University in 1967 and a Masters of Business Administration from Columbia University in 1972.

Cloyce A. Talbott — Mr. Talbott has served as a director of Patterson-UTI since its incorporation in 1978. Mr. Talbott co-founded Patterson-UTI and has served in various capacities, including as its Chief Executive Officer from 1983 until his retirement from that position in September 2007. He also served as Chairman of the Board from 1983 to May 2001. Mr. Talbott is currently employed as a consultant by Patterson-UTI. Mr. Talbott holds a Bachelor of Science degree in petroleum engineering from Texas Tech University.

Board Leadership Structure and Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO. The Board also believes part of an effective Board leadership structure is to have a Lead Director. The Board has appointed Mr. Huff as the Lead Director. The independent directors meet regularly in executive sessions at which only independent directors are present, and the Lead Director chairs those sessions. The Lead Director serves as a liaison between the Chairman and the independent directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate. The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman and the appointment of an independent Lead Director, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership.

In March 2010, the Board adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com. The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The Board discharges this responsibility, in part, through regular inquiries from the Chairman of the Board and/or the Lead Director to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings with and without management of general and specific risks to Patterson-UTI.

Meetings and Committees of the Board of Directors

The Board of Directors met eight times during the year ended December 31, 2009. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board and meetings of each committee on which such director served. A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Buckner, Huff, Hunt and Peak are independent within the meaning of the Nasdaq listing standards. In reaching this conclusion, the Board considered that Mr. Huff controls and manages two investment companies, which have interests in oilfield service portfolio companies that have supplied parts and equipment to Patterson-UTI in the ordinary course of their businesses consistent with customary terms in the industry. The Board has determined that these transactions are not material to such companies, Patterson-UTI or Mr. Huff and that such transactions do not affect Mr. Huff’s independence under applicable rules and regulations.

The Board of Directors has established four standing committees, an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Executive Committee, which currently is composed of Messrs. Siegel, Talbott and Berns, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors.

The Audit Committee members are Messrs. Buckner (chairman), Huff and Hunt, each of whom is independent within the meaning of applicable Securities Exchange Act of 1934, as amended (the “Exchange Act”), rules and within the meaning of the Nasdaq listing standards. The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Messrs. Buckner and Huff are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee held five meetings during the year ended December 31, 2009. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Hunt (chairman), Buckner, Huff and Peak, each of whom is independent as defined in the Nasdaq listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held five meetings during the year ended December 31, 2009. Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Huff (chairman), Buckner and Peak, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the next annual meeting of stockholders, to review Patterson-UTI’s Code of Business Conduct, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the evaluation of the Board and management. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held two meetings during the year ended December 31, 2009.

All of the director nominees are existing directors of Patterson-UTI standing for re-election to the Board of Directors.

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. In accordance with Patterson-UTI’s bylaws, in addition to any other applicable requirements, nominations of persons for election to the Board may be made at a meeting of stockholders only by or at the direction of the Board or by a stockholder who is a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and gives timely notice of such nomination in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2011 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than December 27, 2010 and not later than January 26, 2011; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after April 26, 2011, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	as to each person whom the stockholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act, or any successor regulation thereto,

•	the name and record address of the stockholder proposing such nomination,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment, willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of Directors composition as a whole when evaluating a director nominee.

Succession Planning

The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long term business strategies. The Board of Directors reviews the succession plan for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession plan addresses (i) both current and long term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness: (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long term continuity planning for succession to the Chief Executive Officer position.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Siegel, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. Six directors attended the 2009 annual meeting of stockholders with three directors attending in person and three directors attending via telephone.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter;

•	Corporate Governance Guidelines;

•	Code of Business Conduct for its employees, officers and directors; and

•	Code of Business Conduct and Ethics for Senior Financial Executives.

PROPOSAL NO. 2

AMENDMENT TO 2005 LONG-TERM INCENTIVE PLAN

On March 9, 2010, our Board of Directors adopted, subject to stockholder approval, an amendment to the 2005 Long-Term Incentive Plan (as amended, the “2005 Plan”) that would increase the number of shares of Common Stock reserved for issuance under the 2005 Plan by 5,000,000 shares (the “Amendment”). At the Meeting, the Patterson-UTI stockholders will be asked to vote on a proposal to approve the Amendment. Approval of the Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock that are present in person or by proxy and entitled to vote at the Meeting.

On March 9, 2010, our Board of Directors also adopted, subject to stockholder approval of the Amendment, an amendment to the 2005 Plan to (1) change the determination of the number of shares available for grant at any particular time under the 2005 Plan, (2) incorporate into the 2005 Plan the change of control definition that is currently contained in Patterson-UTI’s forms of award agreement for executives, which are listed as exhibits to Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2009 and were previously filed with the SEC, (3) eliminate the discretion of the Board to designate an event that is not described in the change in control definition as a change in control event, (4) clarify that generally no option or stock appreciation right granted under the 2005 Plan may be repriced and (5) provide that dividend equivalents may not be granted with respect to performance awards unless the payment of the dividend equivalents are subject to the same performance conditions as the performance awards (the “Share Multiple and Omnibus Amendment”). Each share that is subject to awards other than options and stock appreciation rights (“SARs”) is currently counted as two (2.0) shares of Common Stock against the number of shares available for grant under the 2005 Plan. Additionally, each share of Common Stock that is subject to awards other than options and SARs that again becomes available for grant under the 2005 Plan is currently added back to the number of shares available for grant under the 2005 Plan as two (2.0) shares. The Share Multiple and Omnibus Amendment would decrease the multiplier from two (2.0) to one and thirty-five one hundredths (1.35).

Currently the 2005 Plan provides that the definition of a change of control of Patterson-UTI will be provided in an individual award agreement granted under the 2005 Plan and that the Board retains the discretion to determine the events that constitute a change of control of Patterson-UTI. The Share Multiple and Omnibus Amendment formally incorporates into the 2005 Plan the change of control definition that is currently contained in Patterson-

UTI’s forms of award agreement for executives, which are listed as exhibits to Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2009 and were previously filed with the SEC, and eliminates the discretion of the Board to designate an event that is not described in the change of control definition as a change of control event.

Currently, options are not permitted to be repriced under the 2005 Plan. The provisions of the 2005 Plan do not preclude repricing stock appreciation rights granted under the 2005 Plan. The Share Multiple and Omnibus Amendment amends the Plan to provide that repricing is not permitted with respect to options or stock appreciation rights. Dividend equivalents may be granted by the Compensation Committee in connection with the various awards or as separate awards under the 2005 Plan and may be payable currently or, if applicable, deferred until the conditions of payment of the underlying award are satisfied. Under the Share Multiple and Omnibus Amendment, if dividend equivalents are granted in connection with performance unit or performance share awards, no dividend equivalents will be payable until the Compensation Committee determines that the performance conditions relating to the settlement of the performance unit or performance share award have been satisfied. The Share Multiple and Omnibus Amendment will become effective upon, and is subject to, the approval by the Patterson-UTI stockholders of the Amendment described in this Proposal No. 2. Unless otherwise stated, the description of the 2005 Plan below does not give effect to the Amendment or the Share Multiple and Omnibus Amendment.

The 2005 Plan was approved by the Patterson-UTI stockholders in June 2005. The 2005 Plan was subsequently amended twice in 2008, with each amendment effective June 5, 2008 (the “2008 Amendments”). The first 2008 Amendment was approved by the Patterson-UTI stockholders in June 2008. The second 2008 Amendment was not subject to the approval of Patterson-UTI stockholders but was approved by Patterson-UTI’s Board of Directors contingent upon the approval of the first 2008 Amendment by Patterson-UTI stockholders. All references to the 2005 Plan in this discussion include a reference to the 2008 Amendments.

Certain material features of the 2005 Plan are discussed below; however, the description is subject to, and qualified by the full text of the 2005 Plan, attached as Appendix A, which includes the Amendment highlighted in bold and the Share Multiple and Omnibus Amendment in italics.

Reasons for the Amendment to the 2005 Plan

The Board of Directors believes that the ability to grant stock-based compensation to Patterson-UTI’s employees is crucial to Patterson-UTI’s continuing ability to attract and retain qualified employees. Historically, the Board of Directors has relied on awards of stock options and restricted stock as part of its compensation philosophy and structure to recruit and retain certain key employees.

The Board of Directors believes that the 2005 Plan advances the best interests of Patterson-UTI and its stockholders by helping to attract, retain and motivate its employees and directors. The 2005 Plan provides for the grant of awards to selected employees, officers and non-employee directors, thereby increasing the personal stake of such persons in the continued success and growth of Patterson-UTI.

As of December 31, 2009, only 2,545,524 shares of Common Stock remained available for grant under the 2005 Plan. The Board of Directors has determined that an increase in the number of shares available for grant under the 2005 Plan is necessary in order to continue to provide an adequate level of performance-based incentives to Patterson-UTI’s executive management, other employees and directors and to continue the Board of Directors’ ongoing philosophy of utilizing stock-based compensation awards as part of Patterson-UTI’s overall compensation structure. Therefore, the Board of Directors has approved an amendment to the 2005 Plan to increase the number of shares available for grant under the 2005 Plan by 5,000,000 shares.

Administration

The 2005 Plan is administered by the Compensation Committee of Patterson-UTI’s Board of Directors, which comprises exclusively non-employee independent directors. The 2005 Plan provides for the granting of incentive stock options (“ISOs”) that are intended to meet the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and non-incentive stock options (“NQSOs”), as well as other awards, such as tandem and freestanding SARs, restricted stock awards, other stock unit awards, performance shares, performance units and dividend equivalents. Certain awards under the 2005 Plan may be paid in cash or Common Stock, as determined by the Compensation Committee. The Compensation Committee has the exclusive authority to select the participants to whom awards may be granted under the 2005 Plan, and to determine the type, size and terms of each such award. The Compensation Committee also makes all determinations that it decides are necessary or desirable in the interpretation and administration of the 2005 Plan. In addition, the Compensation Committee may, if consistent with applicable rules, regulations and Nasdaq requirements, delegate to a committee of one or more directors or to one or more executive officers the right to grant, cancel and suspend awards to employees who are not directors or executive officers of Patterson-UTI.

General Terms

Without giving effect to the Amendment or the Share Multiple and Omnibus Amendment, both of which are described above in the beginning paragraphs of this Proposal No. 2, the following describes general terms of the 2005 Plan:

•	The aggregate number of shares of Common Stock authorized for grant under the 2005 Plan is 10,250,000, reduced by the number of shares that are subject to awards granted under equity plans of Patterson-UTI existing during the period commencing on January 1, 2005 and ending on the date the 2005 Plan was approved by the Patterson-UTI stockholders. Shares that are subject to options or SARs count as one (1.0) share of Common Stock against the aggregate number. Shares that are subject to other awards that were awarded prior to June 5, 2008 count as one and six tenths (1.6) shares of Common Stock against the aggregate number and shares that are subject to other awards that were awarded on or after June 5, 2008 count as two (2.0) shares of Common Stock against the aggregate number.

•	Generally, if an award granted under the 2005 Plan or the other existing equity plans of Patterson-UTI expires, is forfeited, is settled in cash or otherwise terminates without the issuance of all or a portion of the shares of Common Stock subject to the award, the shares allocable to the expired, forfeited, cash settled, or terminated portion of the award will be available for awards again under the 2005 Plan. Any shares of Common Stock that again become available for grant under the 2005 Plan will be added back as one (1.0) share if the shares were subject to options or SARs, and one and six tenths (1.6) shares if the shares were subject to awards other than options or SARs that were forfeited, expire or otherwise terminated prior to June 5, 2008 or two (2.0) shares if the shares were subject to awards other than options or SARs that are forfeited, expire or otherwise terminate on or after June 5, 2008.

•	Directors, employees, including officers, consultants and advisors are eligible for awards.

•	The 2005 Plan provides for awards of NQSOs, ISO, tandem and freestanding SARs, restricted stock awards, other stock unit awards, performance awards and dividend equivalents.

•	The Board of Directors, at any time, may amend the terms of the 2005 Plan, subject to the stockholder approval requirements of Nasdaq and other rules and regulations applicable to Patterson-UTI.

•	Under the 2005 Plan, no participant may be granted (i) options or SARs during any 12-month period with respect to more than 1,000,000 shares of Common Stock or (ii) restricted stock, performance awards and/or other stock unit awards that are denominated in shares in any 12-month period with respect to more than 500,000 shares. In addition to the foregoing limits, the maximum dollar value payable to any participant in any 12-month period with respect to performance awards is $5,000,000.

Options

•	The vesting schedule for options is set by the Compensation Committee; however, options may not fully vest sooner than one year from the date of grant, except for certain limited exceptions.

•	The term of options is set by the Compensation Committee, but may not exceed 10 years.

•	The exercise price for options may be paid in cash, with previously acquired shares of Common Stock, or by other means approved by the Compensation Committee.

•	Each option granted under the 2005 Plan is granted with an exercise price equal to or greater than the fair market value of the Common Stock at the time such option is granted.

SARs

•	SARs may be granted alone or in connection with the grant of any option or other award.

•	Each SAR granted under the 2005 Plan is granted with a grant price equal to or greater than the fair market value of the Common Stock at the time such SAR is granted.

•	SARs granted alone may be exercised at such times and be subject to such terms and conditions as the Compensation Committee may impose. SARs that are granted in tandem with options may be exercised only on the surrender of the right to purchase an equivalent number of shares under the related options and may be exercised only with respect to the shares of Common Stock for which the related options are then exercisable.

•	The term of SARs may not exceed 10 years.

•	A SAR entitles a participant to surrender any then exercisable portion of the SAR and, if applicable, the related option, in exchange for an amount equal to the excess of (1) the fair market value of a share of Common Stock on the date of exercise over (2) the grant price of the SAR on the date that the SAR was granted, or, if the SAR is related to an option, as specified by the Compensation Committee in its sole discretion, subject to certain limitations.

•	Upon the exercise of a SAR, payment shall be made in whole shares of Common Stock.

Restricted Stock Awards

•	The Compensation Committee determines the material terms of the restricted stock awards, including the price, if any, to be paid by the recipient, and the vesting schedule and conditions, which may include the attainment of specified performance objectives described below.

•	A restricted stock award that is subject solely to continued employment restrictions of employees of Patterson-UTI may not fully vest sooner than three years from the date of grant, except for certain limited exceptions.

•	Beginning on the date of grant, a participant receiving a restricted stock award will become a stockholder of Patterson-UTI with respect to all shares of Common Stock subject to the restricted stock award, which, unless the Compensation Committee determines otherwise at the time of the grant, includes the right to vote such shares and receive regular, ordinary dividends in respect of such shares.

Other Stock Units

•	The Compensation Committee may grant other stock unit awards under the 2005 Plan, which have a value equal to an identical number of shares of Common Stock. Other stock unit awards may also be a form of payment for other awards granted under the 2005 Plan and other earned cash-based incentive compensation.

•	The payment of other stock units may be in cash, shares of Common Stock, other property, or any combination of the foregoing, and may be made in a lump sum or, in accordance with procedures established by the Compensation Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

•	Other stock unit awards that are subject solely to continued employment restrictions of employees of Patterson-UTI may not fully vest sooner than three years from the date of grant, except for certain limited exceptions.

Dividend Equivalent Rights

•	The Compensation Committee may grant dividend equivalent rights either in connection with awards or as separate awards under the 2005 Plan. Amounts payable in respect of dividend equivalent rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on the dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the award to which the dividend equivalent rights relate.

•	No SARs have been granted under the 2005 Plan and no option granted under the 2005 Plan has included dividend equivalent rights.

Performance Awards

•	Performance awards are payable in cash, shares of Common Stock, other property, or a combination of the foregoing, and may be paid in a lump sum, in installments, or on a deferred basis in accordance with procedures established by the Compensation Committee.

•	The Compensation Committee determines the material terms of the performance awards, including a performance period over which the performance goal of such award shall be measured, which must be at least 12 months and no longer than five years.

Deferrals

•	The Compensation Committee may require or permit a participant to defer the receipt of cash or shares pursuant to any awards under the 2005 Plan. Any deferral permitted under the 2005 Plan will be administered in a manner that is intended to comply with Section 409A of the Code.

Effect of Certain Transactions and Change of Control

Without giving effect to the Amendment or the Share Multiple and Omnibus Amendment, both of which are described above in the beginning paragraphs of this Proposal No. 2, the following describes the effects of certain transactions and a change of control:

The Compensation Committee may provide in the terms of an award under the 2005 Plan that, on a change of control as defined in the award agreement,

•	options and SARs outstanding on the date of the change of control immediately vest;

•	options and SARs outstanding on the date of the change of control may be cancelled and terminated without payment if the fair market value of a share of Common Stock on the date of the change of control is less than the per share option exercise price or SAR grant price;

•	restrictions and deferral limitations on restricted stock lapse and the restricted stock becomes free of all restrictions and limitations and becomes fully vested;

•	all performance awards shall be considered to be earned and payable and any deferral or other restriction shall lapse and the performance awards shall be immediately settled or distributed to the extent permitted under Section 409A of the Code;

•	restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards lapse, and the other stock unit awards and other awards become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant to the extent permitted under Section 409A of the Code; and

•	such other additional benefits as the Compensation Committee deems appropriate shall apply.

The Compensation Committee, in its discretion, may determine that, upon a change of control, each option and SAR shall terminate within a specified period of days after notice to the participant, or that with respect to such option or SAR each participant shall receive an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of the change of control over the exercise price per share of such option or SAR. The payment may be made in one or more kinds of stock or property or a combination of stock or property. Further, in the event of changes in the capital or corporate structure of Patterson-UTI due to events such as recapitalization, stock split, merger, spin-off or similar transaction, that affect the shares of Common Stock, the Compensation Committee, in its sole discretion, may determine that it is equitable or appropriate to make adjustments or substitutions to the Plan or outstanding options and awards, including to the number, class, kind and option or exercise price or securities subject to awards.

Currently the 2005 Plan provides that the definition of a change of control of Patterson-UTI will be provided in an individual award agreement granted under the 2005 Plan and that the Board retains the discretion to determine the events that constitute a change of control of Patterson-UTI. Subject to the Share Multiple and Omnibus Amendment becoming effective, it formally incorporates into the 2005 Plan the change of control definition that is currently contained in Patterson-UTI’s forms of award agreements for executives, which are listed as exhibits to Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2009 and were previously filed with the SEC, and eliminates the discretion of the Board to designate an event that is not described in the change of control definition as a change of control event.

Performance Criteria

If the Compensation Committee determines that Section 162(m) of the Code (see “Federal Income Tax Consequences — Performance-Based Compensation” below) applies (or is likely to apply) to a restricted stock award, performance award or other stock unit award, the lapsing of restrictions on the award and the distribution of cash, shares or other property pursuant to such award, shall be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which shall be based on attaining specified levels in one or more areas, such as: net sales; revenue growth; pre-tax income before allocation of corporate overhead and bonus; earnings per share; operating income or net income; return on stockholders’ equity; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Common Stock or other publicly-traded securities of Patterson-UTI; market share; gross profits; earnings before taxes or before interest and taxes or before interest, taxes, depreciation, depletion and amortization; comparisons with various stock market indices; improvement in or attainment of expense levels or working capital levels; cash margins; safety records; and rig utilization and rig count growth. Performance goals may be measured solely by reference to Patterson-UTI’s performance or the performance of a subsidiary, division, business segment or business unit of Patterson-UTI, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies, in each case as specified by the Compensation Committee in the award. The Compensation Committee also may adjust performance goals to reflect the impact of specified events, occurrences or transactions, accounting or tax law changes or other extraordinary or nonrecurring events.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of awards pursuant to the 2005 Plan under the law as in effect on the date of this proxy statement. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the 2005 Plan, nor does it address state, local, or non-U.S. taxes.

ISOs

In general, a participant will not recognize income upon the grant or exercise of an ISO. However, if the participant is subject to federal “alternative minimum tax,” the exercise of an ISO will be treated essentially the same as a NQSO for purposes of the alternative minimum tax (see NQSOs, SARs, Performance Award, and Other Stock Unit Award below). Subject to certain exceptions for death or disability, if a participant exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a NQSO, as described below.

The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an ISO will be treated as capital gain or loss. However, if shares acquired upon the exercise of an ISO are disposed of within two years from the date of grant or within one year after exercise (a “disqualifying disposition”), the participant generally will recognize ordinary income in the year of disposition in an amount equal to the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) less the exercise price. Any further gain (or loss) realized by the participant generally will be taxed as short-or long-term capital gain (or loss) depending on the holding period.

NQSOs, SARs, Performance Award, and Other Stock Unit Award

A participant generally is not required to recognize income on the grant of a NQSO, a SAR, performance award or other stock unit award. Instead, ordinary income generally is required to be recognized on the date the NQSO or SAR is exercised, or in the case of performance awards or other stock unit awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award. In general, the amount of ordinary income required to be recognized is, (a) in the case of a NQSO, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a SAR, the fair market value of any shares received upon exercise plus the amount of taxes withheld from such amounts, and (c) in the case of performance awards or other stock unit awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.

Restricted Common Stock

Unless a participant who receives an award of restricted Common Stock makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted Common Stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted Common Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a Section 83(b) election within 30 days of the date of transfer of the restricted Common Stock, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.

Gain or Loss on Sale or Exchange of Shares

In general, gain or loss from the sale or exchange of shares granted or awarded under the 2005 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an ISO (a “disqualifying disposition,” see above), a participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Patterson-UTI

To the extent that a participant recognizes ordinary income in the circumstances described above, Patterson-UTI or its subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code (see Performance Based Compensation and Parachute Payments below).

Performance Based Compensation

In general, under Section 162(m) of the Code, remuneration paid by a public corporation to its principal executive officer or its three most highly compensated executive officers (excluding the principal executive officer and the principal financial officer of the corporation), ranked by pay, is not deductible to the extent it exceeds $1 million for any year. Taxable payments or benefits under the 2005 Plan may be subject to this deduction limit. However, under Section 162(m) of the Code, qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under shareholder approved plans and that meet certain other requirements, is exempt from the deduction limitation. The 2005 Plan has been designed so that the Compensation Committee in its discretion may grant qualifying exempt performance-based awards under the 2005 Plan.

Parachute Payments

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of stock options and benefits paid under other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible to the corporation.

Withholding

Awards under the 2005 Plan may be subject to tax withholding. Where an award results in income subject to withholding, Patterson-UTI may require the participant to remit the withholding amount to Patterson-UTI or cause shares of Common Stock to be withheld or sold in order to satisfy the tax withholding obligations.

Section 409A

Awards of SARs, performance awards, or other stock unit awards under the 2005 Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, if deferrals of these awards fail to meet the requirements of Section 409A of the Code, the compensation payable under these awards will be subject to immediate taxation and tax penalties in the year in which the awards vest. It is the intent of Patterson-UTI that awards under the 2005 Plan will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

Summary Information Pertaining to all Equity Compensation Plans of Patterson-UTI

The following information summarizes as of December 31, 2009 certain information regarding Patterson-UTI’s equity compensation plans. For a more detailed description of the equity compensation plans, see Note 11 of Patterson-UTI’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Equity Compensation Plan Information
Number of
	Number of		Securities
	Securities to	Weighted-	Remaining Available
	be Issued upon	Average Exercise	for Future Issuance
	Exercise of	Price of	under Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options,	(Excluding
	Warrants and	Warrants and	Securities Reflected
Plan Category	Rights	Rights	in Column(a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	6,627,634	$20.50	2,545,524
Equity compensation plans not approved by security holders(2)	214,136	$9.97	—

Total	6,841,770	$20.17	2,545,524

(1)	The 2005 Plan provides for awards of incentive stock options, non-incentive stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance share awards, performance unit awards and dividend equivalents to key employees, officers and directors, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. The vesting schedule and term are set by the Compensation Committee of the Board of Directors. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under this plan. None of the stock options granted under the 2005 Plan or any other equity compensation plan approved by security holders has been granted with rights to receive cash dividends or dividend equivalent rights.

(2)	The Amended and Restated Patterson-UTI Energy, Inc. 2001 Long-Term Incentive Plan (the “2001 Plan”) was approved by the Board of Directors in July 2001. In connection with the approval of the 2005 Plan, the Board of Directors approved a resolution that no further options, restricted stock or other awards would be granted under any equity compensation plan, other than the 2005 Plan. The terms of the 2001 Plan provided for grants of stock options, stock appreciation rights, shares of restricted stock and performance awards to eligible employees other than officers and directors. No Incentive Stock Options could be awarded under the Plan. All options were granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. The vesting schedule and term were set by the Compensation Committee of the Board of Directors. None of the stock options granted under the 2001 Plan has been granted with rights to receive cash dividends or dividend equivalent rights.

Additional Information Regarding the 2005 Plan

As of March 9, 2010, the closing price of Patterson-UTI’s common stock on the Nasdaq Global Select Market was $15.30 per share. Except for receipt of the option exercise price when and if options are exercised, Patterson-UTI receives no consideration in connection with the award of options or restricted stock under the 2005 Plan. Patterson-UTI has not determined the type, number and other terms of awards under the 2005 Plan that will be granted in the future to eligible directors and nominees, executive officers, officers as a group, or non-officer employees as a group as that determination is subject to the discretion of the Compensation Committee.

The Board of Directors recommends a vote “FOR” the approval of the Amendment to the 2005 Plan.  Approval of the Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. If you do not vote against or abstain from voting on the Amendment to the 2005 Plan, your proxy will be voted “FOR” approval of the Amendment to the 2005 Plan. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. This will have the effect of reducing the absolute number of shares necessary to approve the proposal.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements of Patterson-UTI for the fiscal year ending December 31, 2010, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm.  Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” such ratification. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. Because the ratification of an independent registered public accounting firm is considered a routine matter, if you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will nevertheless be entitled to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a member of the Board of Directors.

Name	Age	Position

Douglas J. Wall	57	President and Chief Executive Officer
John E. Vollmer III	54	Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer
Seth D. Wexler	38	General Counsel and Secretary
Gregory W. Pipkin	38	Chief Accounting Officer and Assistant Secretary

Douglas J. Wall — Mr. Wall has served as President and Chief Executive Officer of Patterson-UTI since October 2007. From April through September 2007 he served as Chief Operating Officer of Patterson-UTI. From 2005 to April 2007, Mr. Wall served as Group President, Completion and Production of Baker Hughes Incorporated, an oilfield service company. In that capacity, Mr. Wall was responsible for the combined activities of Baker Oil Tools, Baker Petrolite, Centrilift and ProductionQuest divisions. From 2003 to 2005 he served as President of Baker Oil Tools, a division of Baker Hughes, and from 1997 to 2003 he served as President of Hughes Christensen Company, a division of Baker Hughes. Mr. Wall holds a Bachelor Degree in Economics from the University of Calgary and a Masters of Business Administration in Finance and Marketing from the University of Alberta.

John E. Vollmer III — Mr. Vollmer has served as Chief Financial Officer and Treasurer of Patterson-UTI since November 2005 and Senior Vice President — Corporate Development of Patterson-UTI since May 2001. Mr. Vollmer also served as Secretary of Patterson-UTI from November 2005 to February 2007. Mr. Vollmer served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of UTI from 1998 to May 2001. From 1992 until 1997, Mr. Vollmer served in a variety of capacities at Blockbuster Entertainment, including Senior Vice President — Finance and Chief Financial Officer of Blockbuster Entertainment’s Music Division. Mr. Vollmer holds a Bachelor of Arts in Accounting from Michigan State University.

Seth D. Wexler — Mr. Wexler has served as General Counsel and Secretary of Patterson-UTI since August 2009. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Fulbright & Jaworski L.L.P., including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

Gregory W. Pipkin — Mr. Pipkin has served as Chief Accounting Officer and Assistant Secretary of Patterson-UTI since August 2007. From June 2006 to August 2007, Mr. Pipkin served as Director of Financial Reporting of Patterson-UTI. From April 2001 through May 2006, Mr. Pipkin was Controller and Vice President of Accounting and Reporting for Alamosa Holdings, Inc., a publicly traded wireless telecommunications company. Prior to April

2001, Mr. Pipkin was in the practice of public accounting. Mr. Pipkin is a Certified Public Accountant and holds a Bachelor of Business Administration in Accounting from Texas Tech University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Compensation Committee

The Compensation Committee (the “Committee”) sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. As part of its duties, the Committee determines the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing elsewhere in this proxy statement (the “Named Executive Officers”) and grants all awards of restricted stock, stock options and performance units under Patterson-UTI’s long-term incentive plan.

The Committee currently consists of Messrs. Hunt (chairman), Buckner, Huff and Peak, each of whom is an independent director as defined by the Nasdaq listing standards.

Compensation Objectives

The Committee’s objectives are to provide to the Named Executive Officers competitive compensation packages that will permit Patterson-UTI to attract and retain highly qualified individuals and to motivate and reward the Named Executive Officers for performance that benefits Patterson-UTI and its stockholders.

Role of Management and Compensation Consultant

All compensation decisions with respect to the Named Executive Officers of Patterson-UTI are made solely by the Committee. The Committee is permitted under its charter to delegate any of its powers to a subcommittee of the Committee. In performing its duties, the Committee considers input from senior management on individual performance and compensation matters.

For 2009, the Committee engaged Towers Perrin (who pursuant to a January 2010 merger is now known as Towers Watson (“Towers Perrin”)), an independent compensation consultant, who reported directly to the Committee to evaluate and make recommendations to the Committee regarding Patterson-UTI’s executive compensation philosophy and practices. Towers Perrin reviewed the executive salaries, non-equity incentive compensation and long-term incentives for competitiveness with similarly situated oilfield service companies. Towers Perrin was provided a proposed representative peer group within the oilfield services industry based on various criteria and was provided information as to the responsibilities of the members of Patterson-UTI’s executive team in relationship to its peers. Towers Perrin also analyzed Patterson-UTI’s share utilization as compared to its peers for purposes of assessing dilution resulting from awards under Patterson-UTI’s incentive plans. Towers Perrin was asked to provide its advice as to Patterson-UTI’s incentive plans and the Committee’s proposed compensation of the Named Executive Officers and the reasonableness of that compensation.

For 2009, the Committee reviewed compensation data from the following peer group of companies: BJ Services Company, Cameron International Corporation, Diamond Offshore Drilling Inc., Ensco International Inc., FMC Technologies Inc., Helmerich & Payne Inc., Nabors Industries Ltd., National Oilwell Varco Inc., Noble Corp., Pride International, Inc., Rowan Companies Inc., Smith International Inc., Transocean Inc. and Weatherford International Ltd. Towers Perrin provided information to the Committee to assist it in benchmarking individual and aggregate executive compensation against such peer group of companies.

Elements of Compensation

Patterson-UTI’s compensation program for its Named Executive Officers includes three primary elements: (1) base salary, (2) non-equity incentive compensation in the form of cash bonuses and (3) long-term incentive opportunities in the form of restricted stock, stock options and performance units. Below is a summary of each element of compensation. The general intent of the base salary for the Named Executive Officers was for that compensation to be around the 50th percentile of the peer group and for incentive and equity based compensation to be above the 66th percentile. These objectives were established based on Patterson-UTI’s historical top tier performance on returns on assets and equity and long-term share value creation as compared to peers.

In determining compensation for the Named Executive Officers for 2009, the Committee considered a variety of information, including:

•	compensation for executive officers at similarly situated oilfield service companies;

•	the portion of cash compensation that would be directly related to cash generated by operations;

•	historical and projected financial and operational results at Patterson-UTI, including margins achieved, rig utilization, net income and earnings before interest, taxes, depreciation and amortization (“EBITDA”) and return on equity and assets;

•	historical stock performance;

•	operational and strategic objectives of Patterson-UTI; and

•	individual performance.

Base Salary

Historically, the Committee has emphasized performance-based compensation in the form of non-equity and equity incentive compensation and has minimized salary adjustments. In February 2007, the base salary of Mr. Berns was increased from $215,000 to $265,000. In October 2007, upon being named President and Chief Executive officer of Patterson-UTI, Mr. Wall’s base salary was increased from $450,000 to $600,000. In February 2008, the base salary of Mr. Vollmer was increased from $275,000 to $350,000.

The base salaries of Named Executive Officers are reviewed and determined annually by the Committee based on (i) subjective evaluations of the officer’s functional position and specific performance, (ii) assessment of the relative importance of each position at Patterson-UTI, (iii) a comparison to salary ranges for executives of other companies in the oilfield service industry with market, financial and operational characteristics similar to those of Patterson-UTI, (iv) Patterson-UTI’s financial results and position and (v) Patterson-UTI’s performance compared to similarly situated companies.

Non-Equity Incentive Compensation

The Named Executive Officers have historically received non-equity incentive compensation in the form of annual cash bonuses designed to put a meaningful portion of total compensation at risk. In 2009, non-equity incentive compensation for Messrs. Siegel, Wall, Vollmer and Berns was tied to a bonus pool based upon Patterson-UTI’s EBITDA. The bonus pool was allocated among those four officers pursuant to a pre-determined sharing percentage that reflected a team-based philosophy as well as the organizational structure of the top management team. The bonus pool and allocation are subject to modification by the Committee at its discretion. EBITDA has been chosen as the performance measure for the annual cash bonus because Patterson-UTI believes it is an important measure of current year financial performance. Non-equity incentive compensation for Mr. Wexler during 2009 was determined at the discretion of the Committee based on the operating performance of Patterson-UTI and the individual performance of Mr. Wexler during the portion of the year following the commencement of his employment.

In 2009, the bonus pool for Messrs. Siegel, Wall, Vollmer and Berns, subject to a minimum threshold of $200 million of EBITDA, was approximately 0.611 of one percent of Patterson-UTI’s EBITDA. The allocation of the bonus pool as a percentage of 2009 EBITDA was as follows: 0.222 of one percent to Mr. Siegel, 0.167 of one percent to Mr. Wall and 0.111 of one percent to each of Messrs. Vollmer and Berns. While the Committee did not establish a specific threshold bonus amount for each such officer, the Grants of Plan-Based Awards table presents a threshold bonus amount for each such officer based on an assumed EBITDA at the minimum EBITDA threshold of $200 million and the allocation formula. The maximum amount that can be awarded to an individual under any cash-based performance award granted under the 2005 Plan during a 12-month period is $5,000,000. In order to reach this maximum amount, EBITDA of $2.25 billion in the case of Mr. Siegel, $3.00 billion in the case of Mr. Wall and $4.50 billion in the case of Messrs. Vollmer and Berns would have been needed. The Committee did not establish a target bonus amount. The target bonus amount presented in the Grants of Plan-Based Awards table is calculated for the respective officer based on Patterson-UTI’s actual EBITDA for the fiscal year ended December 31, 2009 and the allocation formula applied to the bonus pool for distribution.

The aggregate bonus pool paid to Messrs. Siegel, Wall, Vollmer and Berns for 2009 was $1,452,271 based on Patterson-UTI’s 2009 EBITDA of $239,708,000 reduced at the discretion of the Committee by $1.9 million which represented the impact of an impairment loss recognized in 2009 on the disposal of Patterson-UTI’s drilling and completion fluids business. Based on the allocation above, Mr. Siegel received $528,462; Mr. Wall received $396,347 and Messrs. Vollmer and Berns each received $264,231. Consistent with Patterson-UTI’s emphasis on performance-based compensation, non-equity incentive compensation for 2009 represented a significant portion of each Named Executive Officer’s total cash compensation from Patterson-UTI for the year.

Long-Term Incentive Compensation

Long-term incentive compensation for the Named Executive Officers consists of both awards of shares of restricted stock and options to purchase Common Stock. The four most highly compensated Named Executive Officers also receive performance units payable in cash. The restricted stock and options vest over three years. Payouts under the performance units are tied to Patterson-UTI’s total shareholder return for the performance period beginning April 1, 2009 and ending March 31, 2012 as compared to total shareholder return for a peer group determined by the Committee. Total shareholder return for Patterson-UTI is measured based on $100 invested in Common Stock on the first day of the performance period, with dividends reinvested. The recipients will receive a base payment of $625,000 in the case of Mr. Siegel, $468,750 in the case of Mr. Wall and $312,500 in the case of Messrs. Vollmer and Berns if Patterson-UTI’s total shareholder return is at or above the 25th percentile but less than the 50th percentile, two times the base if at or above the 50th percentile but less than the 75th percentile and four times the base if at the 75th percentile or higher. No cash payments will be made in respect of the performance units unless Patterson-UTI has positive total shareholder return as of the end of the performance period; except that if during the two year period ending March 31, 2014, Patterson-UTI’s total shareholder return for any 30 consecutive day period equals or exceeds 18% on an annualized basis from April 1, 2009 through the end of such 30 consecutive day period, then cash payments, if any, will be made as set forth above based on Patterson-UTI’s total shareholder return relative to the peer group as of March 31, 2012.

Awards of such long-term incentive compensation reflect the Committee’s desire to provide the Named Executive Officers with additional incentives by increasing their proprietary interest in the success of Patterson-UTI. The Committee believes that there should be an emphasis on equity and performance-based compensation in order to provide incentives and rewards that are closely aligned with stockholders. The Committee reviews equity and performance-based compensation of the Named Executive Officers on an annual basis.

Patterson-UTI’s equity and performance-based compensation has historically been given significant weight, along with short-term non-equity incentive compensation, in the overall compensation package of the Named Executive Officers. The allocation and mix of equity and performance-based compensation among restricted stock, stock options and performance units in 2009 followed this approach; the Committee made grants of performance units and emphasized performance units and stock options over restricted stock for the four most highly compensated Named Executive Officers in order to ensure that the greatest awards would only be earned for achievement of certain performance goals in the case of performance units and increases in Patterson-UTI’s equity value in the case of stock options.

In determining the appropriate equity based compensation grants, the Committee sought to achieve a roughly even mix of value among performance units, restricted stock and stock options, with the overall value of the grants being targeted at the 50-75th percentile of the peer group, with the range being used to take into account comparability issues among the peer group, including differing market capitalizations, revenues and EBITDA. In addition, among the different factors considered by the Committee in establishing the long-term incentive compensation awards in 2009 were:

•	the different option valuation methods, including Black-Scholes, utilized in establishing stock option grants and variations in value depending on assumptions used in the valuations;

•	the portion of equity based compensation that has performance-based vesting and/or compared to those of Patterson-UTI’s peer group of companies;

•	stock price volatility and its impact on the valuation of equity grants;

•	estimated changes in industry equity compensation amounts based on information provided by Towers Perrin;

•	the fact that two-thirds of the 2009 equity-based compensation was directly related to Patterson-UTI’s performance and was benchmarked to the performance of Patterson-UTI’s peer group of companies;

•	prior option and restricted stock grant amounts and the nominal valuations of those grants;

•	the addition of performance units as a new element of compensation, which could further link compensation with performance; and

•	the desire to have a balance between compensation tied primarily to operational performance measures and compensation tied primarily to stock performance measures.

The result of this analysis was a valuation for the equity grants for 2009 being broadly benchmarked at an approximate twenty percent (20%) discount to a targeted 66th percentile relative to the peer group of companies with adjustments made in absolute grant numbers due to the greater emphasis on direct performance-based equity compensation. This methodology resulted in grants in the 50-75th percentile of the peer group depending on particular valuation analysis applied.

The Committee’s practice has generally been to grant any stock options, restricted stock and performance units to Named Executive Officers at a meeting following the conclusion of Patterson-UTI’s first quarter. Such meetings are typically held in conjunction with regular quarterly Board meetings that are held prior to Patterson-UTI’s public release of quarterly earnings information. Options are granted at an exercise price equal to the closing price of Patterson-UTI’s stock on the date of grant.

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its Named Executive Officers. Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. The Named Executive Officers of Patterson-UTI are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan.

Perquisites and Personal Benefits

No Named Executive Officer received perquisites totaling more than $10,000. Accordingly, the perquisites do not meet the threshold which would require disclosure in the Summary Compensation Table below.

Share Ownership Guidelines

The Nominating and Corporate Governance Committee has enacted share ownership guidelines applicable to all executive officers and directors of Patterson-UTI. The guidelines require officers and directors to hold at all times, subject to a four year phase-in from the date first elected as an officer or director, at least the following number of shares of Common Stock:

•	Chairman	120,000 shares
•	President and Chief Executive Officer	90,000 shares
•	Senior Vice Presidents	60,000 shares
•	General Counsel	7,500 shares
•	Chief Accounting Officer	7,500 shares
•	Outside Directors	10,000 shares
•	Non-executive Inside Director	10,000 shares

Each of the Named Executive Officers and Directors was in compliance with these guidelines as of the date of this proxy statement.

Change in Control and Severance Agreements

Patterson-UTI has entered into change in control agreements with its Named Executive Officers as further described elsewhere in this proxy statement. The Committee believes that the change in control agreements help Patterson-UTI to attract and retain the Named Executive Officers by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. The Committee also believes the change in control agreements should prevent the Named Executive Officers from leaving employment out of concern for the security of their jobs or being unable to concentrate on their work.

Patterson-UTI has entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Patterson-UTI has entered into a severance agreement with Mr. Wall that provides for a lump-sum cash payment of $750,000 to be payable to Mr. Wall within ten days of the date of a qualifying termination of his employment with Patterson-UTI. A qualifying termination for Mr. Wall is defined in the severance agreement generally as a termination by Patterson-UTI for any reason other than cause or, if certain conditions are met, a termination by Mr. Wall due to a reduction in his annual base salary below a defined threshold amount. Mr. Wall’s severance agreement expires on April 9, 2010 unless he experiences a qualifying termination prior to such date. Any payment made by Patterson-UTI pursuant to these letter agreements or the severance agreement will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements discussed above.

Section 162(m) Considerations

In considering compensation decisions for the executive management of Patterson-UTI, the Committee routinely considers the potential effect of Section 162(m) of the Internal Revenue Code. Section 162(m) imposes a limitation on corporate tax deductions for non-performance based compensation to certain officers that exceeds $1 million that can be taken by a publicly held corporation for compensation paid to certain of its executive officers. While Patterson-UTI does not design its compensation programs for tax purposes, Patterson-UTI does design its plans to be tax efficient for Patterson-UTI where possible. However, the Committee believes that tax deduction limitations should not compromise Patterson-UTI’s ability to establish and maintain appropriate executive compensation programs and reserves the right to award non-deductible compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the year ended December 31, 2009, an officer or employee of Patterson-UTI or any of its subsidiaries, or was formerly an officer of Patterson-UTI or any of its subsidiaries, or had any relationships requiring disclosure by Patterson-UTI under Item 404 of Regulation S-K.

During the year ended December 31, 2009, none of Patterson-UTI’s executive officers served as (i) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Patterson-UTI.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Terry H. Hunt, Chairman
Charles O. Buckner
Curtis W. Huff
Kenneth R. Peak

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2009 with respect to the Principal Executive Officer, the Principal Financial Officer and the other Named Executive Officers of Patterson-UTI:

Summary Compensation Table

								Non-equity
					Stock		Option	Incentive plan	All Other
		Salary	Bonus		Awards		Awards	Compensation	Compensation	Total
Name and Principal Position(s)	Year	($)	($)		($)(1)		($)(2)	($)(3)	($)(4)	($)

Douglas J. Wall	2009	$600,000	$—		$1,558,620	(5)	$1,253,149	$396,347	$9,800	$3,817,916
President & Chief	2008	$600,000	$—		$2,088,338		$1,458,577	$1,367,378	$9,200	$5,523,493
Executive Officer	2007	$365,625	$1,075,000	(6)	$2,272,000		$665,215	$—	$—	$4,377,840
John E. Vollmer III	2009	$350,000	$—		$1,039,080	(7)	$835,433	$264,231	$9,800	$2,498,544
Senior Vice President —	2008	$326,125	$—		$1,392,225		$972,385	$911,586	$9,200	$3,611,521
Corporate Development, Chief Financial Officer & Treasurer	2007	$275,000	$—		$604,250		$1,072,845	$1,022,050	$10,735	$2,984,880
Mark S. Siegel	2009	$350,000	$—		$2,078,160	(8)	$1,670,865	$528,462	$—	$4,627,487
Chairman of the Board	2008	$350,000	$—		$2,784,450		$1,944,769	$1,823,171	$—	$6,902,390
	2007	$350,000	$—		$1,208,500		$2,145,690	$2,044,100	$—	$5,748,290
Kenneth N. Berns	2009	$265,000	$—		$1,039,080	(7)	$835,433	$264,231	$—	$2,403,744
Senior Vice President	2008	$265,000	$—		$1,392,225		$972,385	$911,586	$—	$3,541,196
	2007	$258,055	$—		$604,250		$1,072,845	$1,022,050	$—	$2,957,200
Seth D. Wexler	2009	$96,554	$125,000	(9)	$213,900		$79,856	$—	$—	$515,310
General Counsel and Secretary

(1)	Amounts set forth include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the Named Executive Officer in the fiscal years ended December 31, 2009, 2008 and 2007 and with respect to performance units awarded to Messrs. Wall, Vollmer, Siegel and Berns in the fiscal year ended December 31, 2009. Performance conditions for all awards of restricted stock had been satisfied as of December 31, 2009. For additional information related to the assumptions used and valuation of restricted stock and performance units see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the Named Executive Officer in the fiscal years ended December 31, 2009, 2008 and 2007. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	Represents annual bonuses earned for the fiscal years ended December 31, 2009, 2008 and 2007. The bonus plan in each of those fiscal years provided for a bonus pool based on EBITDA, subject to a minimum EBITDA of $400 million for 2007 and 2008 and $200 million for 2009. The bonus pool was allocated among the participants based on a pre-determined sharing percentage. At the direction of the Compensation Committee, the total amount paid out pursuant to the executive bonus pool was $1.45 million for 2009, $5.01 million for 2008 and $6.13 million for 2007.

(4)	Amounts set forth reflect contributions to a 401(k) plan by Patterson-UTI on behalf of the Named Executive Officer.

(5)	Includes $967,995 related to an award of shares of restricted stock and $590,625 related to an award of performance units during 2009.

(6)	Amount includes a signing bonus of $275,000 paid to Mr. Wall upon the commencement of his employment with Patterson-UTI and an annual bonus for the fiscal year ended December 31, 2007 of $800,000, which was paid pursuant to the terms of the offer letter provided to Mr. Wall prior to his employment with Patterson-UTI.

(7)	Includes $645,330 related to an award of shares of restricted stock and $393,750 related to an award of performance units during 2009.

(8)	Includes $1,290,660 related to an award of shares of restricted stock and $787,500 related to an award of performance units during 2009.

(9)	Includes $60,000 paid to Mr. Wexler upon the commencement of his employment with Patterson-UTI.

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2009 to the Named Executive Officers:

Grants of Plan-Based Awards

										All Other
									All Other	Option Awards:
									Stock Awards:	Number of	Exercise or	Grant Date
			Estimated Possible Payouts under			Estimated Possible Payouts under			Number of	Securities	Base Price	Fair Value of
			Non-equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Underlying	of Option	Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	Option Awards
Name	Date		($)	($)	($)	($)	($)	($)	(#)(3)	(#)(4)	($/Sh)	($)(5)

Douglas J. Wall	2/06/09	(1)	$333,333	$399,513	$5,000,000	—	—	—	—	—	—	—
	4/28/09	(2)	—	—	—	$468,750	$936,500	$1,875,000	—	—	—	—
	4/28/09		—	—	—	—	—	—	73,500	—	—	$967,995
	4/28/09		—	—	—	—	—	—	—	262,500	$13.17	$1,253,149
John E. Vollmer III	2/06/09	(1)	$222,222	$266,342	$5,000,000	—	—	—	—	—	—	—
	4/28/09	(2)	—	—	—	$312,500	$625,000	$1,250,000	—	—	—	—
	4/28/09		—	—	—	—	—	—	49,000	—	—	$645,330
	4/28/09		—	—	—	—	—	—	—	175,000	$13.17	$835,433
Mark S. Siegel	2/06/09	(1)	$444,444	$532,684	$5,000,000	—	—	—	—	—	—	—
	4/28/09	(2)	—	—	—	$625,000	$1,250,000	$2,500,000	—	—	—	—
	4/28/09		—	—	—	—	—	—	98,000	—	—	$1,290,660
	4/28/09		—	—	—	—	—	—	—	350,000	$13.17	$1,670,865
Kenneth N. Berns	2/06/09	(1)	$222,222	$266,342	$5,000,000	—	—	—	—	—	—	—
	4/28/09	(2)	—	—	—	$312,500	$625,000	$1,250,000	—	—	—	—
	4/28/09		—	—	—	—	—	—	49,000	—	—	$645,330
	4/28/09		—	—	—	—	—	—	—	175,000	$13.17	$835,433
Seth D. Wexler	8/10/09		—	—	—	—	—	—	15,000	—	—	$213,900
	8/10/09		—	—	—	—	—	—	—	15,000	$14.41	$79,856

(1)	The 2009 bonus plan for Named Executive Officers for the fiscal year ended December 31, 2009 was approved on February 6, 2009. The 2009 bonus plan for Messrs. Wall, Vollmer, Siegel and Berns provided for a bonus pool based on EBITDA for the fiscal year ended December 31, 2009, subject to a minimum EBITDA of $200 million. The bonus pool was allocated among Messrs. Wall, Vollmer, Siegel and Berns based on a pre-determined sharing percentage. The threshold amount presented in this table is calculated for the respective officer based on an assumed EBITDA of $200 million and the allocation formula applied to the bonus pool for distribution due to the fact that the bonus plan provides for no payment if the minimum EBITDA of $200 million is not satisfied. The target amount is calculated based on Patterson-UTI’s actual EBITDA for the fiscal year ended December 31, 2009 and the allocation formula applied to the bonus pool for distribution. The target amounts presented in the table differ from the actual amounts earned presented in the Summary Compensation Table as a result of a discretionary downward adjustment to the total bonus pool by the Compensation Committee. The Compensation Committee determined the payouts for 2009 based on Patterson-UTI’s actual EBITDA less $1.9 million which represented an impairment charge recorded in connection with the disposal of Patterson-UTI’s drilling and completion fluids business. The cash bonuses awarded from the bonus pool were awarded under the 2005 Plan, which has been designed to meet the requirements of Section 162(m) of the Code. Although the bonus pool for Messrs. Wall, Vollmer, Siegel and Berns did not have an EBITDA cap, the maximum amount that could be awarded to an individual under any cash-based performance award granted under the 2005 Plan during a 12-month period is $5,000,000.

(2)	On April 28, 2009, Patterson-UTI granted performance unit awards to Messrs. Wall, Vollmer, Siegel and Berns. These awards provide for the recipients to receive a cash payment upon the achievement of certain performance goals established by Patterson-UTI during a specified period. The performance period is the period from April 1, 2009 through March 31, 2012, subject to certain exceptions that could extend the performance period up to two additional years, as described in “Compensation Discussion and Analysis” above. The performance goals are tied to Patterson-UTI’s total shareholder return for the performance period as compared to total shareholder return for a peer group determined by the Compensation Committee. If Patterson-UTI’s total shareholder return for the performance period is positive and at or above the 25th percentile but less than the 50th percentile in relation to the peer group, the awards provide for the payment of a base amount. If Patterson-UTI’s total shareholder return for the performance period is positive and above the 50th percentile but less than the 75th percentile in relation to the peer group, the awards provide for the payment of two times the base amount. If Patterson-UTI’s total shareholder return for the performance period is positive and above the 75th percentile in relation to the peer group, the awards provide for the payment of four times the base amount. The base amounts set forth in the awards are $468,750 for Mr. Wall, $312,500 for Mr. Vollmer, $625,000 for Mr. Siegel and $312,500 for Mr. Berns. The target amounts presented in the table are based on Patterson-UTI’s total shareholder return at the end of the performance period being positive and at or above the 50th percentile but less than the 75th percentile in relation to the peer group.

(3)	Shares of restricted stock were awarded pursuant to the 2005 Plan. Ordinary dividends are paid on unvested shares of restricted stock. The rate at which these dividends are paid is the same rate at which ordinary dividends are paid on all other shares of common stock of Patterson-UTI. The right to receive these dividends has been included in the grant date fair value of stock awards presented in the table. The shares awarded to Messrs. Wall, Vollmer, Siegel and Berns vest over a three year period as follows: one-third on April 28, 2010, and the remaining two-thirds in equal monthly installments over the twenty-four months following April 28, 2010. The shares awarded to Mr. Wexler vest over a three year period as follows: one-third on June 9, 2010, one-third on June 9, 2011 and one-third on June 9, 2012.

(4)	Options were granted pursuant to the 2005 Plan. Options awarded to Messrs. Wall, Vollmer, Siegel and Berns vest over a three year period as follows: one-third on April 28, 2010, and the remaining two-thirds in equal monthly installments over the twenty-four months following April 28, 2010. Options awarded to Mr. Wexler vest one-third on August 10, 2010, and the remaining two-thirds in equal monthly installments over the twenty-four months following August 10, 2010.

(5)	The grant date fair value of restricted stock is based on the closing price of Patterson-UTI Common Stock on the date of grant, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The grant date fair value of stock options was determined using the Black-Scholes option pricing model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718, with assumptions that are more fully described in Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The following table sets forth information concerning outstanding equity awards at December 31, 2009 for the Named Executive Officers:

Outstanding Equity Awards
at Fiscal Year-End

						Stock Awards
									Equity Incentive	Equity Incentive
									Plan Awards:	Plan Awards: Market
	Option Awards								Number of	or Payout Value of
	Number of Securities			Option		Number of Shares		Market Value of	Unearned Shares,	Unearned Shares,
	Underlying Unexercised			Exercise	Option	or Units of Stock		Shares or Units of	Units or Other	Units or Other
	Options (#)			Price	Expiration	That Have		Stock That Have	Rights that	Rights that Have
Name	Exercisable	Unexercisable		($)	Date	Not Vested (#)		Not Vested ($)(1)	Have Not Vested	Not Vested ($)(3)

Douglas J. Wall	66,666	8,334	(4)	$22.720	4/08/17	138,501	(5)	$2,125,990	468,750	$468,750
	18,055	6,945	(6)	$22.990	9/30/17
	99,166	79,334	(7)	$29.310	4/24/18
	—	262,500	(8)	$13.170	4/27/19
John E. Vollmer III	210,000	—		$13.195	7/17/12	80,399	(9)	$1,234,125	312,500	$312,500
	190,000	—		$16.220	4/29/13
	60,000	—		$19.140	4/27/14
	75,000	—		$24.630	4/26/15
	125,000	—		$28.160	7/31/16
	133,333	16,667	(10)	$24.170	4/22/17
	66,111	52,889	(11)	$29.310	4/24/18
	—	175,000	(8)	$13.170	4/27/19
Mark S. Siegel	380,000	—		$16.220	4/29/13	160,797	(12)	$2,468,234	625,000	$625,000
	120,000	—		$19.140	4/27/14
	150,000	—		$24.630	4/26/15
	250,000	—		$28.160	7/31/16
	266,666	33,337	(10)	$24.170	4/22/17
	132,222	105,778	(11)	$29.310	4/24/18
	—	350,000	(8)	$13.170	4/27/19
Kenneth N. Berns	190,000	—		$16.220	4/29/13	80,399	(9)	$1,234,125	312,500	$312,500
	60,000	—		$19.140	4/27/14
	75,000	—		$24.630	4/26/15
	125,000	—		$28.160	7/31/16
	133,333	16,667	(10)	$24.170	4/22/17
	66,111	52,889	(11)	$29.310	4/24/18
	—	175,000	(8)	$13.170	4/27/19
Seth D. Wexler	—	15,000	(13)	$14.410	8/09/19	15,000	(14)	$230,250	—	$—

(1)	Based on the closing price of Patterson-UTI Common Stock on December 31, 2009 of $15.35 per share.

(2)	As discussed in footnote (2) to the Grants of Plan Based Awards table, on April 28, 2009, Patterson-UTI granted performance unit awards to Messrs. Wall, Vollmer, Siegel and Berns. These awards are denominated in dollars and the numbers presented in this column represent the base amount of the respective awards. Based on Patterson-UTI’s total shareholder return during the performance period ending March 31, 2012, the recipients could receive no payment under the awards or could receive a payment equal to the base amount, two times the base amount or four times the base amount.

(3)	The performance period for performance unit awards outstanding at December 31, 2009 ends on March 31, 2012. Amounts presented in this column represent the threshold payouts that could be earned according to the terms of the performance unit awards.

(4)	These options vest in equal monthly installments from January 9, 2010 through April 9, 2010.

(5)	These shares of restricted stock vest as follows: 33,334 shares on April 9, 2010; 31,667 shares that vest in equal monthly installments from January 25, 2010 through April 25, 2011; 24,500 shares on April 28, 2010 and 49,000 shares that vest in equal monthly installments from May 28, 2010 through April 28, 2012.

(6)	These options vest in equal monthly installments from January 1, 2010 through October 1, 2010.

(7)	These options vest in equal monthly installments from January 25, 2010 through April 25, 2011.

(8)	These options vest as follows: one-third on April 28, 2010, and the remainder in equal monthly installments over the twenty-four months following April 28, 2010.

(9)	These shares of restricted stock vest as follows: 2,787 shares in equal monthly installments from January 23, 2010 through April 23, 2010; 21,112 shares in equal monthly installments from January 25, 2010 through April 25, 2012; 16,333 shares on April 28, 2010; 32,667 shares in equal monthly installments from May 28, 2010 through April 28, 2012; and 7,500 shares on August 1, 2010.

(10)	These options vest in equal monthly installments from January 23, 2010 through April 23, 2010.

(11)	These options vest in equal monthly installments from January 25, 2010 through April 25, 2011.

(12)	These shares of restricted stock vest as follows: 5,574 shares in equal monthly installments from January 23, 2010 through April 23, 2010; 42,223 shares in equal monthly installments from January 25, 2010 through April 25, 2012; 32,666 shares on April 28, 2010; 65,334 shares in equal monthly installments from May 28, 2010 through April 28, 2012; and 15,000 shares on August 1, 2010.

(13)	These options vest as follows: one-third on August 9, 2010, and the remainder in equal monthly installments over the twenty-four months following August 9, 2010.

(14)	These shares of restricted stock vest as follows: 5,000 shares on June 9, 2010; 5,000 shares on June 9, 2011 and 5,000 shares on June 9, 2012.

The following table sets forth information concerning option exercises and stock awards vested during the fiscal year ended December 31, 2009 for the Named Executive Officers:

Option Exercises
and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)(1)

Douglas J. Wall	—	$—	72,916	$931,910
John E. Vollmer III	—	$—	49,716	$695,067
Mark S. Siegel	—	$—	99,433	$1,390,135
Kenneth N. Berns	—	$—	49,716	$695,067
Seth D. Wexler	—	$—	—	$—

(1)	Value realized on vesting is based on the closing price of Patterson-UTI Common Stock on the day immediately prior to the date at which the respective shares vested.

Patterson-UTI provides no pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2009. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2009 with respect to the directors of Patterson-UTI who are not executive officers:

Director Compensation Table

	Fees Earned or Paid					All Other
	in Cash	Stock Awards		Option Awards		Compensation		Total
Name	($)	($)(1)		($)(2)		($)		($)

Charles O. Buckner	$57,083	$34,530	(3)	$28,896	(4)	$—		$120,509
Curtis W. Huff	$57,647	$34,530	(3)	$28,896	(4)	$—		$121,073
Terry H. Hunt	$51,250	$34,530	(3)	$28,896	(4)	$—		$114,676
Kenneth R. Peak	$47,917	$34,530	(3)	$28,896	(4)	$—		$111,343
Cloyce A. Talbott	$—	$—		$—		$250,000	(5)	$250,000

(1)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the directors in the fiscal year ended December 31, 2009. For additional information related to the assumptions used and valuation of restricted stock, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the directors in the fiscal year ended December 31, 2009. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	Messrs. Buckner, Huff, Hunt and Peak each received an award of 3,000 shares of restricted stock on January 1, 2009 with a market value of $11.51 per share which fully vested on January 1, 2010. As of December 31, 2009, Messrs. Buckner, Huff, Hunt and Peak each held 3,000 unvested shares of restricted stock.

(4)	Messrs. Buckner, Huff, Hunt and Peak each received options to purchase 10,000 shares of stock on January 1, 2009 with a market value of $2.89 per share, which fully vested on January 1, 2010. As of December 31, 2009, Messrs. Huff, Hunt and Peak each held options to purchase a total of 40,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2009, Mr. Buckner held options to purchase a total of 30,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested.

(5)	Mr. Talbott retired from his position as President and Chief Executive Officer of Patterson-UTI on September 30, 2007. Patterson-UTI entered into an employment agreement with Mr. Talbott effective October 1, 2007 which provided for the employment of Mr. Talbott on a part-time basis for a period of five years. Mr. Talbott’s salary during the term of this employment agreement is $250,000 per year.

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors. Each non-employee director receives annual cash compensation of $35,000 and (i) 3,000 shares of restricted stock subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control) and (ii) an option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price of Common Stock on the grant date. The option has a 10-year term, vests after one-year (subject to acceleration in certain limited situations, including a change of control) and contains a right to exercise for three years following cessation of the holder as a director (but not beyond the 10-year term). Each non-employee director that serves on the Audit Committee or the Compensation Committee receives additional annual cash compensation of $10,000 per committee on which he serves, with the chairman of each such committee receiving $15,000. In March 2010, the Compensation Committee authorized additional annual cash compensation of $20,000 to the Lead Director.

CHANGE IN CONTROL ARRANGEMENTS; EMPLOYMENT CONTRACTS;
INDEMNIFICATION AGREEMENTS; CERTAIN PAYMENTS

Patterson-UTI has entered into change in control agreements with Messrs. Siegel, Wall, Berns, Vollmer and Wexler (each agreement, an “Agreement” and collectively, the “Agreements”; and each individual, an “Employee and collectively, the “Employees”). The Agreements were entered into to protect the Employees should a change in control occur, thereby encouraging the Employee to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

In the event of a change in control of Patterson-UTI in which an Employee’s employment is terminated by Patterson-UTI other than for cause or by the Employee for good reason, the terms of the Agreements would entitle the Employee to, among other things:

•	a bonus payment equal to the highest bonus paid after the Agreement was entered into (such bonus payment prorated for the portion of the fiscal year preceding the termination date),

•	a payment equal to 2.5 times (in the case of Messrs. Siegel and Wall), 2.0 times (in the case of Messrs. Berns and Vollmer) or 1.5 times (in the case of Mr. Wexler) of the sum of (i) the highest annual salary in effect for such Employee during the term of the Agreement and (ii) the average of the three annual bonuses earned by the Employee for the three fiscal years preceding the termination date (or a benchmark bonus in the case of Mr. Wexler), and

•	continued coverage under Patterson-UTI’s welfare plans for up to three years (in the case of Messrs. Siegel and Wall) or two years (in the case of Messrs. Berns, Vollmer and Wexler).

Each Agreement provides the Employee with a full gross-up payment for any excise taxes imposed on payments and benefits received under the Agreements or otherwise, including other taxes that may be imposed as a result of the gross-up payment.

A “change in control” is principally defined by the Agreement as:

•	an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding Common Stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,

•	a change occurs in which the members of the Board of Directors as of the date of the Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or

•	a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding Common Stock of the newly combined or merged entity.

The Agreements terminate on the first to occur of:

•	the Employee’s death, disability or retirement,

•	the termination of the Employee’s employment, or

•	January 29, 2011 although, unless otherwise terminated, the Agreements automatically renew for successive twelve-month periods until Patterson-UTI notifies the Employee at least 90 days before the expiration of the initial term or the renewal period, as applicable, that the term will not be extended. Patterson-UTI has not provided any such notification to the Employees.

All unvested stock options and restricted stock awards held by Named Executive Officers vest upon a change of control as defined by the underlying award agreements. Upon a change in control as defined in the underlying performance unit award grants, Messrs. Wall, Vollmer, Siegel and Berns would receive two times the base payment payable thereunder. All restricted stock and performance unit awards held by Named Executive Officers contain provisions that in the event of termination due to death or disability, the Named Executive Officer would vest in a portion of the award.

Patterson-UTI has entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Patterson-UTI has entered into a severance agreement with Mr. Wall that provides for a lump-sum cash payment of $750,000 to be payable to Mr. Wall within ten days of the date of a qualifying termination of his employment with Patterson-UTI. A qualifying termination for Mr. Wall is defined in the severance agreement generally as a termination by Patterson-UTI for any reason other than cause or, if certain conditions are met, a termination by Mr. Wall due to a reduction in his annual base salary below a defined threshold amount. Mr. Wall’s severance agreement expires on April 9, 2010 unless he experiences a qualifying termination prior to such date. Any payment made by Patterson-UTI pursuant to these letter agreements or the severance agreement will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements discussed above.

Amounts that each of the Named Executive Officers would be entitled to under the existing Agreements if a change in control had occurred as of December 31, 2009 and the employee’s employment was terminated by Patterson-UTI other than for cause or by the employee for good reason (as defined in the Agreements) are reflected in the following table:

	Cash Payments			Other Benefits
	Bonus	Salary and	Performance	Option	Stock	Continued	Statutory Tax
	Payment	Bonus	Unit Awards	Awards	Awards	Benefits	Gross-Up	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(4)	($)(5)	($)(6)	($)

Douglas J. Wall	$1,367,378	$4,209,223	$937,500	$572,250	$2,125,990	$15,401	$2,213,063	$10,073,427
John E. Vollmer III	$1,375,000	$2,905,757	$625,000	$381,500	$1,234,125	$12,009	$—	$6,533,391
Mark S. Siegel	$2,750,000	$6,389,393	$1,250,000	$763,000	$2,468,234	$—	$—	$13,620,627
Kenneth N. Berns	$1,375,000	$2,735,757	$625,000	$381,500	$1,234,125	$—	$—	$6,351,382
Seth D. Wexler	$100,000	$525,000	$—	$14,100	$230,250	$12,009	$—	$881,359

(1)	The assumed bonus payment is equal to the highest annual bonus paid from the time the Agreements were entered into through December 31, 2009 except in the case of Mr. Wexler where the amount represents a benchmark bonus as defined in his Agreement.

(2)	The assumed salary and bonus payment represents 2.5 times (in the case of Messrs. Siegel and Wall), 2.0 times (in the case of Messrs. Berns and Vollmer) or 1.5 times (in the case of Mr. Wexler) of the sum of the 2009 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2008, 2007 and 2006 (or a benchmark bonus in the case of Messrs. Wall and Wexler). Bonus amounts earned in 2009 were not considered in this calculation as they were not determined until after December 31, 2009.

(3)	Performance units awarded to Messrs. Wall, Vollmer, Siegel and Berns in 2009 include a provision that upon a change in control as defined in the respective award agreements, the Named Executive Officer will receive a cash payment equal to two times the base amount set forth in each agreement. Amounts presented in the table represent the assumed payment of two times the base amount if a change in control had occurred on December 31, 2009.

(4)	Each of the Named Executive Officers’ option and stock award agreements provide that unvested options and awards will immediately vest upon a change in control. Amounts presented in the table represent the value of unvested option and stock awards using the market price of Patterson-UTI Common Stock at December 31, 2009.

(5)	Messrs. Wall, Vollmer and Wexler participated in Patterson-UTI’s health and welfare plans as of December 31, 2009. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Wall and two years in the case of Messrs. Vollmer and Wexler based on the rates in effect at December 31, 2009.

(6)	Assumes Mr. Wall would be subject to an excise tax on payments received under the existing agreements if a change in control had occurred as of December 31, 2009. Amount presented in the table represents the gross-up payment that Mr. Wall would be entitled to as a result of the imposition of the excise tax.

All restricted stock and performance unit awards held by Named Executive Officers provide that in the event of termination of employment due to death or disability, the Named Executive Officer would vest in a portion of the award. With respect to Mr. Wall, such a termination would have resulted in the accelerated vesting of 41,262 shares of restricted stock with a fair value of $633,372. With respect to Messrs. Vollmer and Berns, such a termination at December 31, 2009 would have resulted in the accelerated vesting of 18,970 shares of restricted stock with a fair value of $291,190. With respect to Mr. Siegel, such a termination at December 31, 2009 would have resulted in the accelerated vesting of 37,942 shares of restricted stock with a fair value of $582,410. With respect to Mr. Wexler, such a termination would have resulted in the accelerated vesting of 1,957 shares of restricted stock with a fair value of $30,400. In the event of termination of employment due to death or disability, the Named Executive Officer would vest in the portion of the performance unit award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the Named Executive Officer would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Patterson-UTI has entered into an indemnification agreement with each of its Named Executive Officers and directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN TRANSACTIONS

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 1,000,000 shares of such Common Stock.

Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, a director and Senior Vice President of Patterson-UTI, is an executive of REMY Investors.

In connection with Mr. Vollmer’s appointment as Chief Financial Officer, Patterson-UTI delivered a letter to Mr. Vollmer dated February 6, 2006 (the “Letter Agreement”). Pursuant to the Letter Agreement, Patterson-UTI agreed, to the extent permitted by law and provided that the applicable accounting restatement pending at that time did not result from Patterson-UTI’s material non-compliance with financial reporting requirements under the federal securities laws as a result of knowing misconduct by Mr. Vollmer:

•	Patterson-UTI is not entitled to and will not make any claim against Mr. Vollmer for reimbursement of any bonus or other incentive or equity based compensation received by him or any profits realized by him from the sale of securities of Patterson-UTI, under Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”) on account of the restatement of any financial statements of Patterson-UTI covering any accounting period ending on or prior to September 30, 2005;

•	Patterson-UTI will not make any claim against Mr. Vollmer for any profits realized from the sale of securities of Patterson-UTI that were owned by him prior to his becoming Chief Financial Officer or were acquired by him on account of the exercise of options or the settling of restricted stock units that were held by him immediately prior to his becoming Chief Financial Officer, under Section 304 on account of the restatement of any financial statements of Patterson-UTI covering any period during which he was Chief Financial Officer; and

•	Patterson-UTI will indemnify Mr. Vollmer against all losses in connection with his defense of any claim against him under Section 304 in contravention of the two immediately preceding bullets, to the extent he is obligated to reimburse Patterson-UTI for any bonus or other incentive or equity compensation received by him or any profits realized by him for the sale of Patterson-UTI securities.

Notwithstanding court decisions that Patterson-UTI’s right to make any such claims appears doubtful, Patterson-UTI entered into this agreement because of the breadth of language of Section 304 and the uncertainty as to how the statute may be interpreted by the courts in the future and the importance at the time of Mr. Vollmer’s continued service as Chief Financial Officer.

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the Lead Director or the chair of the Audit Committee, each of whom has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction, or direct that such transaction be submitted to the Audit Committee or the full Board of Directors for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $50,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 9, 2010, the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

	Amount and
	Nature of
Name of	Beneficial		Percent
Beneficial Owner	Ownership		of Class

Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
FMR LLC	16,766,872	(1)	10.9%
BlackRock, Inc.	14,198,366	(2)	9.2%
Directors and Executive Officers:
Mark S. Siegel	2,840,332	(3)	1.8%
Douglas J. Wall	536,319	(4)	*
John E. Vollmer III	1,117,166	(5)	*
Kenneth N. Berns	915,166	(6)	*
Seth D. Wexler	15,000	(7)	*
Charles O. Buckner	42,000	(8)	*
Curtis W. Huff	85,880	(9)	*
Terry H. Hunt	63,000	(10)	*
Kenneth R. Peak	60,000	(11)	*
Cloyce A. Talbott	1,549,476	(12)	1.0%
All directors and executive officers as a group (11 persons)	7,248,593	(13)	4.6%

*	indicates less than 1.0%

(1)	Based solely on a Schedule 13G/A filed February 16, 2010, jointly on behalf of FMR LLC (“FMR”), Edward C. Johnson 3d, and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR (“Fidelity”). According to the report, the shares are beneficially owned as follows: Fidelity — 15,386,902 shares; Pyramis Global Advisors LLC, an indirect wholly-owned subsidiary of FMR (“PGALLC”) — 394,310 shares; Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR (“PGATC”) — 658,440 shares; FIL Limited (“FIL”) — 327,220 shares. FMR and FIL are of the view that the shares held by the other entity need not be aggregated for purposes of Section 13(d) under the Securities Exchange Act of 1934, but FMR filed the report on a voluntary basis as if all of the shares are beneficially owned by FMR and FIL on a joint basis. The Fidelity Funds’ Board of Trustees has sole voting power over the shares that are beneficially owned by Fidelity, and Edward C. Johnson 3d and FMR, through control of Fidelity and the Fidelity Funds, each has sole dispositive power over the 15,386,902 shares owned by the Fidelity Funds. Edward C. Johnson 3d and FMR, through control of PGALLC, PGATC, and FMR LLC subsidiaries, each has sole dispositive power and sole power to vote or direct the voting of the shares beneficially owned by PGALLC and PGATC. FIL and various foreign-based subsidiaries of FMR provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, or trusts for their benefit, own shares of voting stock of FIL with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities and their Boards of Directors are generally composed of different individuals. The address of FMR, Edward C. Johnson 3d and Fidelity is 82 Devonshire Street, Boston, MA 02109. The address of PGALLC and PGATC is 53 State Street, Boston, MA 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(2)	Based solely on a Schedule 13G/A filed jointly by BlackRock, Inc. with the SEC on January 29, 2010. According to the report, BlackRock, Inc. has sole voting and dispositive power with respect to

14,198,366 shares. The address of the principal business office of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(3)	Mr. Siegel is the President and sole stockholder of REMY Investors, which is the general partner of REMY Capital Partners III, L.P. (“REMY Capital”). The Common Stock beneficially owned by Mr. Siegel includes 1,000,000 shares of Common Stock owned by REMY Capital. The Common Stock beneficially owned by Mr. Siegel also includes stock options held by Mr. Siegel, which are presently exercisable or become exercisable within sixty days, to purchase 1,475,332 shares of Common Stock, but does not include 312,668 shares underlying stock options held by Mr. Siegel that are not presently exercisable and will not become exercisable within sixty days. Includes 152,744 shares of unvested restricted Common Stock held by Mr. Siegel, over which he presently has voting power.

(4)	Includes shares underlying stock options held by Mr. Wall, which are presently exercisable or become exercisable within sixty days, to purchase 303,027 shares of Common Stock, but does not include 237,973 shares underlying stock options held by Mr. Wall that are not presently exercisable and will not become exercisable within sixty days. Includes 134,543 shares of unvested restricted Common Stock held by Mr. Wall, over which he presently has voting power.

(5)	Includes shares underlying stock options held by Mr. Vollmer, which are presently exercisable or become exercisable within sixty days, to purchase 947,666 shares. Does not include 156,334 shares underlying stock options held by Mr. Vollmer that are not presently exercisable and will not become exercisable within sixty days. Includes 76,372 shares of unvested restricted Common Stock held by Mr. Vollmer, over which he presently has voting power.

(6)	Includes shares underlying stock options held by Mr. Berns, which are presently exercisable or become exercisable within sixty days, to purchase 737,666 shares. Does not include 156,334 shares underlying stock options that are not presently exercisable and will not become exercisable within sixty days. Includes 76,372 shares of unvested restricted Common Stock held by Mr. Berns, over which he presently has voting power. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(7)	Does not include 15,000 shares underlying stock options that are not presently exercisable and will not become exercisable within sixty days. Includes 15,000 shares of unvested restricted Common Stock held by Mr. Wexler, over which he presently has voting power.

(8)	Includes shares underlying presently exercisable stock options held by Mr. Buckner to purchase 30,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Buckner that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Buckner, over which he presently has voting power.

(9)	Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 40,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Huff that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Huff, over which he presently has voting power.

(10)	Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 40,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Hunt that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Hunt, over which he presently has voting power.

(11)	Includes shares underlying presently exercisable stock options held by Mr. Peak to purchase 40,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Peak that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Peak, over which he presently has voting power.

(12)	Includes shares underlying stock options held by Mr. Talbott, which are presently exercisable or become exercisable within sixty days, to purchase 1,200,000 shares. Includes 17,798 shares of unvested restricted Common Stock held by Mr. Talbott, over which he presently has voting power.

(13)	Includes shares underlying stock options, which are presently exercisable or become exercisable within sixty days, to purchase 4,817,025 shares of Common Stock. Does not include shares underlying stock options to purchase 924,975 shares held by such individuals that are not presently exercisable and will not become exercisable within sixty days. Includes an aggregate of 498,582 shares of unvested restricted Common Stock held by certain directors and executive officers, over which they presently have voting power.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee has reviewed and discussed the audited financial statements with management and Patterson-UTI’s independent registered public accounting firm.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 380, The Auditor’s Communication with those Charged with Governance, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Audit Committee of the Board of Directors:

Charles O. Buckner, Chairman
Curtis W. Huff
Terry H. Hunt

PricewaterhouseCoopers Fees for Fiscal Years 2009 and 2008

In 2009 and 2008, Patterson-UTI and its subsidiaries incurred fees for services provided relating to (i) professional services rendered for the audit of Patterson-UTI’s annual financial statements, review of quarterly financial statements, and assessment of Patterson-UTI’s internal controls over financial reporting, (ii) professional services rendered for tax compliance, advice and planning, and (iii) products and services provided by PricewaterhouseCoopers LLP.

	Fees Incurred in	Fees Incurred in
	Fiscal Year	Fiscal Year
Description	2009	2008

Audit fees	$1,175,000	$1,201,750
Tax fees	40,000	45,000
All other fees	1,600	1,600

Total	$1,216,600	$1,248,350

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Mr. Buckner approves any such engagement, he discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2009 and 2008 consisting of the examination of Patterson-UTI’s consolidated financial statements, quarterly reviews of Patterson-UTI’s interim financial statements and services to assess Patterson-UTI’s internal control over financial reporting. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” consists of an annual subscription fee to a software product. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approved all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Patterson-UTI’s officers and directors and persons who own more than 10 percent of a registered class of Patterson-UTI’s equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish Patterson-UTI with copies of Section 16(a) filings. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Patterson-UTI during 2009 and Forms 5 and amendments thereto furnished to Patterson-UTI with respect to 2009, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by such officers, directors, and beneficial owners of more than 10 percent of a registered class of Patterson-UTI’s common stock were timely made.

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2011 Annual Meeting

Proposals or Director Nominations for Inclusion in the Proxy Statement.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals or director nominations for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals or director nominations to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2011 annual meeting of stockholders, proposals or director nominations from stockholders must be received by Patterson-UTI no later than November 11, 2010, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement.  In addition, Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement, please refer to “Election of Directors — Meetings and Committees of the Board of Directors.” For stockholder proposals to be properly brought before the 2011 annual meeting, by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2011 annual meeting, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than December 27, 2010 and not later than January 26, 2011; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after April 26, 2011, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	any material interest of the stockholder in such business, and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

The proxies will have discretionary authority to vote on any matter that properly comes before the annual meeting if the stockholder has not provided timely written notice as required by the Patterson-UTI bylaws.

Patterson-UTI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K (the “Annual Report on Form 10-K”) accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The Annual Report on Form 10-K also is available electronically by following the instructions in the Notice. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the Annual Report on Form 10-K, excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 450 Gears Road, Suite 500, Houston, Texas 77067 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “financial reports” link.

Appendix A

PATTERSON-UTI ENERGY, INC.

2005 LONG-TERM INCENTIVE PLAN

Patterson-UTI Energy, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2005 Long-Term Incentive Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock Unit Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2. “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

2.3. “Board” shall mean the board of directors of the Company.

2.4  “Change of Control of the Company” shall mean the occurrence of any of the following after April 26, 2010:

i. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i) of this Section 2.4, the following acquisitions shall not constitute a Change in Control of the Company: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.4; or

ii. Individuals who, as of April 26, 2010, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to April 26, 2010 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

iii. Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or, if earlier, of the action of the Board of Directors, providing for such Business Combination.

2.5. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6. “Committee” shall mean the Compensation Committee of the Board, consisting of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the NASDAQ Stock Market.

2.7. “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code.

2.8. “Director” shall mean a non-employee member of the Board.

2.9. “Dividend Equivalents” shall have the meaning set forth in Section 12.6.

2.10. “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.11. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.12. “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on the NASDAQ Stock Market on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the NASDAQ Stock Market, on the principal national securities exchange on which the Company is listed, and if the Company is not then listed on the NASDAQ Stock Market or any national securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

2.13. “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.14. “Limitations” shall have the meaning set forth in Section 10.5.

2.15. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.16. “Other Stock Unit Award” shall have the meaning set forth in Section 8.1.

2.17. “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.18. “Payee” shall have the meaning set forth in Section 13.1.

2.19. “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.

2.20. “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.21. “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.22. “Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.23. “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.24. “Prior Plans” shall mean, collectively, the Company’s Amended and Restated 1997 Long-Term Incentive Plan, Amended and Restated Non-Employee Director Stock Option Plan, Non-Employee Directors Stock Option Plan, Amended and Restated 1996 Employee Stock Option Plan, the Company’s Amended and Restated 2001 Long-Term Incentive Plan and the Company’s 1993 Stock Incentive Plan.

2.25. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.26. “Restriction Period” shall have the meaning set forth in Section 7.1.

2.27. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.28. “Shares” shall mean the shares of common stock of the Company, par value $.01 per share.

2.29. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.30. “Subsidiary” shall mean any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.31. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.32. “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

3.	SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. (a) Subject to adjustment as provided in Section 12.2 and this Section 3.1, the total number of Shares authorized for grant under the Plan shall be 15,250,000, reduced by the total number of Shares subject to any options or awards granted under the Prior Plans during the period commencing on January 1, 2005 and ending on the effective date of this Plan (the “Pre-Effective Period”). Any Shares that are subject to Awards of Options or Stock Appreciation Rights, whether granted under this Plan or a Prior Plan during the Pre-Effective Period, shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights, whether awarded under this Plan prior to June 5, 2008 or a Prior Plan during the Pre-Effective Period, shall be counted against this limit as one and six tenths (1.6)

Shares for every one (1) Share awarded. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights awarded under this Plan on or after June 5, 2008 but prior to April 26, 2010 shall be counted against this limit as two (2) Shares for every one (1) Share awarded. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights awarded under this Plan on or after April 26, 2010 shall be counted against this limit as one and 35 one-hundredths (1.35) Shares for every one (1) Share awarded. In connection with the granting of a Performance Unit denominated in dollars, the number of Shares that shall be counted against this limit shall be an amount equal to the quotient of (i) the dollar amount in which the Performance Unit is denominated, divided by (ii) the Fair Market Value of a Share on the date the Performance Unit is granted.

(b) If any Shares subject to an Award or to an award under the Prior Plans are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or award under the Prior Plans is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 3.1(d) below. If any Shares subject to an Award are used to exercise Options, are not issued upon the settlement of a Stock Appreciation Right, or are withheld by the Company for income or employment taxes, the Shares, shall not become available for grant under the Plan.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d) Any Shares that again become available for grant pursuant to this Article shall be added back as ( w ) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, ( x ) as one and six tenths (1.6) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or under Prior Plans that are forfeited, expire or otherwise terminate prior to June 5, 2008, ( y ) as two (2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or under Prior Plans that are forfeited, expire or otherwise terminate on or after June 5, 2008 but prior to April 26, 2010 or ( z ) as one and thirty-five one hundredths (1.35) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or under Prior Plans that are forfeited, expire or otherwise terminate on or after April 26, 2010.

3.2. Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.

4.2. Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to Section 8.1;

(vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(c) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the NASDAQ Stock Market (or any other principal national securities exchange on which the Company is then listed), the Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not Directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company; provided, however, (i) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (ii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

5.	OPTIONS

5.1. Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan; provided that incentive stock options may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted by Section 422 of the Code and the regulations thereunder). Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2. Award Agreements. All Options granted pursuant to this Article shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time. The Award Agreement also shall specify whether the Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

5.3. Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), and (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or any other principal national securities exchange on which the Company is then listed).

5.4. Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

5.5. Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) through any other method specified in an Award Agreement, or (f) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.6. Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

5.7. Vesting. Except for certain limited situations (including the death, disability or retirement of the Participant or a Change of Control referred to in Article 11), Options shall vest over a period of not less than one year from date of grant (but permitting pro rata vesting over such time); provided, that such vesting shall not be required with respect to any Substitute Awards. The vesting schedule shall be set forth in the Award Agreement.

5.8. Incentive Stock Options. The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Not-withstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares with respect to which “incentive stock options” may be granted under the Plan shall be the number of Shares authorized for grant under Section 3.1.

5.9. No Repricing. Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the option price of outstanding Options or cancel outstanding Options in exchange for cash, other awards or Options with an option price that is less than the option price of the original Options without stockholder approval.

6.	STOCK APPRECIATION RIGHTS

6.1. Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise or such other amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or in the case of a Tandem Stock Appreciation Right granted on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

(b) Upon the exercise of a Stock Appreciation Right, payment shall be made in whole Shares.

(c) Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(d) Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. In addition, (i) if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies, and (ii) no Tandem Stock Appreciation Right granted under the Plan to a person then subject to Section 16 of the Exchange Act shall be exercised during the first six months of its term for cash, except as provided in Article 11.

(e) Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

(f) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(g) The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate, including providing that the exercise price of a Tandem Stock Appreciation Right may be less than the Fair Market Value on the date of grant if the Tandem Stock Appreciation Right is added to an Option following the date of the grant of the Option. Notwithstanding the foregoing provisions of this Section 6.2(g), but subject to Section 12.2, a Freestanding Stock Appreciation Right shall generally have the same terms and conditions as Options, including (i) an exercise price not less than Fair Market Value on the date of grant, (ii) a term not greater than ten years, and (iii) not being exercisable before the expiration of one year from the date of grant to an employee of the Company or any Subsidiary (but may become exercisable pro rata over such time), except for Substitute Awards, under circumstances contemplated by Article 11 or as may be set forth in an Award Agreement with respect to (x) retirement, death or disability of a Participant or (y) special circumstances determined by the Committee, such as the achievement of performance objectives. In addition to the foregoing, but subject to Section 12.2, the base amount of any Stock Appreciation Right shall not be reduced after the date of grant.

(h) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

6.3. No Repricing. Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Appreciation Rights or cancel outstanding Stock Appreciation Rights in exchange for cash, other awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights without stockholder approval.

7.	RESTRICTED STOCK AWARDS

7.1. Grants. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”), and such Restricted Stock Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock.

7.2. Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant.

7.3. Rights of Holders of Restricted Stock. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares unless otherwise provided in such Award Agreement; provided, however, that any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock.

7.4. Minimum Vesting Period. Except for certain limited situations (including the death, disability or retirement of the Participant, or a Change of Control referred to in Article 11), or special circumstances determined by the Committee (such as the achievement of performance objectives) Restricted Stock Awards subject solely to continued employment restrictions of employees of the Company or any Subsidiary shall have a Restriction Period of not less than three years from date of grant (but permitting pro rata vesting over such time); provided, that the provisions of this Section shall not be applicable to any grants to new hires to replace forfeited awards from a prior employer, Substitute Awards or grants of Restricted Stock in payment of Performance Awards and other earned cash-based incentive compensation or grants to non-employee Directors. Subject to the foregoing three-year minimum vesting requirement, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Section 162(m) of the Code, waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.

7.5. Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.	OTHER STOCK UNIT AWARDS

8.1. Grants. Other Awards of units having a value equal to an identical number of Shares (“Other Stock Unit Awards”) may be granted hereunder to Participants, in addition to other Awards granted under the Plan. Other Stock Unit Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.

8.2. Award Agreements. The terms of Other Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant.

8.3. Vesting. Except for certain limited situations (including the death, disability or retirement of the Participant or a Change of Control referred to in Article 11), Other Stock Unit Awards subject solely to continued employment restrictions of employees of the Company or any Subsidiary shall be subject to restrictions imposed by the Committee for a period of not less than three years from date of grant (but permitting pro rata vesting over such time); provided, that such restrictions shall not be applicable to any Substitute Awards, grants of Other Stock Unit Awards in payment of Performance Awards pursuant to Article 9 and other earned cash-based incentive compensation, or grants of Other Stock Unit Awards on a deferred basis.

8.4. Payment. Except as provided in Article 10 or as maybe provided in an Award Agreement, Other Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the

Committee at the time of payment. Other Stock Unit Awards may be paid in a lump sum or in installments following the lapse of the restrictions applicable to such Awards, but, unless expressly provided in an Award Agreement, no later than 2 1/2 months following the end of the calendar year in which such restrictions lapse, or in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.	PERFORMANCE AWARDS

9.1. Grants. Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2. Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3. Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than 12 months nor longer than five years. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4. Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Performance Awards may be paid in a lump sum or in installments, but, unless expressly provided in an Award Agreement, no later than 2 1/2 months following the close of the calendar year that contains the end of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.5. Performance Award Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the Committee in its sole discretion may award currently or on a deferred basis, Dividend Equivalents with respect to the number of Shares covered by a Performance Unit or Performance Share Award, provided, that such Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or Units and shall provide that such Dividend Equivalents are subject to the same performance conditions as the underlying Award.

10.  CODE SECTION 162(m) PROVISIONS

10.1. Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Performance Award or an Other Stock Unit Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2. Performance Criteria. If the Committee determines that a Restricted Stock Award, a Performance Award or an Other Stock Unit Award is subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue growth; pre-tax income before allocation of corporate overhead and bonus; earnings per share; operating income, net income; division, group or corporate financial goals; return on stockholders’ equity; total stockholder return; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, depletion and amortization; economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow, cash flow per share; return on invested capital, cash flow return on investment; improvement in or attainment of expense levels or working capital levels; cash margins; safety records; and rig utilization and rig count growth. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

10.3. Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock, Performance Award or Other Stock Unit Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

10.4. Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.5. Limitations on Grants to Individual Participant. Subject to adjustment as provided in Section 12.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any 12-month period with respect to more than 1,000,000 Shares or (ii) Restricted Stock, Performance Awards and/or Other Stock Unit Awards that are denominated in Shares in any 12-month period with respect to more than 500,000 Shares (the “Limitations”). In addition to the foregoing, the maximum dollar value payable to any Participant in any 12-month period with respect to Performance Awards is $5,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.	CHANGE OF CONTROL PROVISIONS

Impact of Change of Control. The terms of any Award may provide in the Award Agreement evidencing the Award that, upon a “Change of Control” of the Company, (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable, (b) that Options and Stock Appreciation Rights outstanding as of the date of the Change of Control may be cancelled and terminated without payment therefore if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, (c) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock become free of all restrictions and limitations and become fully vested, (d) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed to the extent permitted under Section 409A of the Code, (e) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant to the extent permitted under Section 409A of the Code, and (f) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. Effective with respect to Awards granted prior to April 26, 2010, for purposes of the Plan, a “Change of Control” shall mean an event described in an Award Agreement evidencing the Award or such other event as determined in the sole discretion of the Board. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the

Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

12.	GENERALLY APPLICABLE PROVISIONS

12.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the NASDAQ Stock Market (or any other principal national securities exchange on which the Company is listed) provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3, (e) increase the maximum permissible term of any Option specified by Section 5.4, or (f) amend any provision of Section 10.4. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

12.2. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3. Transferability of Awards. Except as provided below, no Award and no Shares subject to Awards described in Article 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (i) for charitable donations; (ii) to the Participant’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of one or more of the Participants or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section. Notwithstanding the foregoing, no Incentive Stock Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Incentive Stock Options granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.

12.4. Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5. Deferral. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Such deferrals shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.

12.6. Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalents are subject to the same vesting conditions as the underlying Award; provided, however, that with respect to Dividend Equivalents (if any) awarded in connection with a Performance Unit Award or Performance Share Award, such Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or Units and shall provide that such Dividend Equivalents are subject to the same performance conditions as the underlying Award.

13.	MISCELLANEOUS

13.1. Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such minimum statutory withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

13.2. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.3. Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.4. Cancellation of Award. Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion.

13.5. Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.6. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan and any Stock Appreciation Rights constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.7. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.8. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.9. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.10. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.11. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

13.12. Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.13. Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.14. Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

13.15. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.16. Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an incentive stock option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

13.17. Sarbanes Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the Participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

13.18. Retirement and Welfare Plans. Neither Awards made under the Plan nor Shares or cash paid pursuant to such Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

13.19. Indemnification. Each person who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 4.2 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation of Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: 1. Election of Directors	☐	☐	☐

	Nominees

01	Mark S. Siegel	02	Kenneth N. Berns	03	Charles O. Buckner	04	Curtis W. Huff	05	Terry H. Hunt
06	Kenneth R. Peak	07	Cloyce A. Talbott

The Board of Directors recommends you vote FOR the following proposal(s) :		For	Against	Abstain

2	Approve an amendment to Patterson-UTI’s 2005 Long-Term Incentive Plan to increase the number of shares available for issuance under the plan.	☐	☐	☐
3	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2010.	☐	☐	☐
The Board of Directors does not have a recommendation for voting on the following proposal(s):		For	Against	Abstain

4	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any and all adjournments or postponements thereof.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC. Annual Meeting of Stockholders April 26, 2010 3:00 PM This proxy is solicited by the Board of Directors

The undersigned stockholder of Patterson-UTI Energy, Inc. (the “Company”) hereby appoints Mark S. Siegel, Douglas J. Wall and John E. Vollmer III, and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held Monday, April 26, 2010, at 3:00 p.m., local time, at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present. The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If no directions are made, the proxies will vote “FOR” the nominees for directors, “FOR” the approval of the amendment to Patterson-UTI’s 2005 Long-Term Incentive Plan to increase the number of shares authorized for issuance under the plan and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as set forth on the reverse side. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the above-named proxies.

Continued and to be marked, dated and signed on the reverse side